CONFIDENTIAL TREATMENT — Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Appendix A

Explanatory Note: This Asset Purchase Agreement is included as an appendix to the Neoprobe Corporation Proxy Statement filed July 14, 2011, to provide information concerning its terms. Except for its status as the agreement between the parties with respect to the transaction described therein, it is not intended to provide factual information about the parties. The representations and warranties contained in the Asset Purchase Agreement were made only for purposes of such agreement, and as of specific dates, were solely for the benefit of the contracting parties, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures between them. These representations and warranties were also made for the purpose of allocating contractual risk between the contracting parties instead of establishing them as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied upon by investors as statements of factual information.

Asset Purchase Agreement

by and between

Devicor Medical Products, Inc.

and

Neoprobe Corporation

Dated as of May 24, 2011

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

i

Table of Schedules and Exhibits

Schedule
1.16	Business Employees
1.18	Business Financial Statements
1.72	Permitted Liens
1.75	Products
1.89	Seller’s Knowledge
2.1(j)	Purchased Assets: Neoprobe Marks
2.1(l)	Purchased Assets: Additional Specific Assets
2.2(j)	Excluded Assets: Additional Specific Assets
2.3(b)	Assumed Contracts
2.6(a)	Aggregate Consideration Adjustment: Accounting Principles
2.8	Allocation of Aggregate Purchase Price
2.9	Royalty Payments
6.10	Required Consents
8.4(a)	Wire Instructions

Exhibit
1.105	Voting Agreement
4.5(b)	Commitment Letters

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”) is entered into as of this 24th day of May, 2011, by and between Devicor Medical Products, Inc., a Delaware corporation (“Buyer”), and Neoprobe Corporation, a Delaware corporation (“Seller”). Capitalized terms are defined in Article 1.

RECITALS

WHEREAS, Seller is engaged in the business of distributing, marketing, selling and servicing medical devices, including handheld gamma radiation detection devices used in the diagnosis or identification of cancer in human beings;

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Purchased Assets, and Seller desires to assign, and Buyer desires to assume from Seller, the Assumed Liabilities, in each case, on the following terms and conditions; and

WHEREAS, concurrently with the execution of this Agreement, Buyer and certain stockholders of Seller are entering into the Voting Agreement pursuant to which such stockholders have agreed, inter alia, to vote in favor of the approval and adoption of this Agreement and the Transition Services Agreement and the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Without limiting the effect of any other terms defined in the text of this Agreement, the following words shall have the meaning given them in this Article 1.

1.1. “Accountant” means Ernst & Young or such other certified public accountant at a national accounting firm that has no material relationship with any of the Parties as the Parties may mutually agree upon.

1.2. “Accounts Payable” means the trade accounts payable of Seller relating to the Business incurred in the Ordinary Course consistent with past practices.

1.3. “Accounts Receivable” means all accounts receivable and other rights to payment from customers of the Business.

1.4. “Acquisition Transaction” has the meaning set forth in Section 6.5.

1.5. “Action” has the meaning set forth in Section 3.8.

1.6. “Affiliate” means with respect to any Person, any other Person which is controlling, controlled by, or under common control with, directly or indirectly through any Person, the Person referred to, and, if the Person referred to is a natural person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Platinum-Montaur Life Sciences, LLC shall not be deemed an Affiliate of Seller.

1.7. “Aggregate Consideration” has the meaning set forth in Section 2.5.

1.8. “Agreement” has the meaning set forth in the first paragraph hereof.

1.9. “Annual Royalty Amount” has the meaning set forth in Section 2.9(a).

1.10. “Assets” means all assets, properties and rights of every kind (whether tangible or intangible), including real property and personal property, Contracts and Intellectual Property.

1.11. “Assumed Contracts” has the meaning set forth in Section 2.3(b).

1.12. “Assumed Liabilities” has the meaning set forth in Section 2.3.

1.13. “Board Recommendation” has the meaning set forth in Section 3.31.

1.14. “Business” means the business of developing, commercializing, distributing, marketing, selling and servicing of medical devices used in the diagnosis or treatment of cancer in human beings, but does not include Seller’s businesses (i) of distributing, marketing, selling and servicing blood flow monitoring devices, (ii) of developing, commercializing, marketing, distributing and selling biologics or pharmaceuticals, or (iii) of developing and commercializing personalized cell processing technology; or (iv) that require the use of any asset described in Section 2.2(c).

1.15. “Business Day” means any day which is not a Saturday, Sunday or a day on which banks in Cincinnati, Ohio are required or permitted to be closed.

1.16. “Business Employees” means each employee of Seller set forth on Schedule 1.16.

1.17. “Business IP” has the meaning set forth in Section 3.13(a).

1.18. “Business Financial Statements” means the unaudited statement of gross profit of the Business and schedule of net assets of the Business for fiscal years ended December 31, 2009 and 2010, attached hereto as Schedule 1.18.

1.19. “Buyer” has the meaning set forth in the first paragraph hereof.

1.20. “Buyer Indemnified Persons” has the meaning set forth in Section 9.1(a).

1.21. “Cash Payment” has the meaning set forth in Section 2.5.

1.22. “Closing” means the consummation of the transactions contemplated by this Agreement.

1.23. “Closing Balance Sheet” has the meaning set forth in Section 2.6(a).

1.24. “Closing Date” means the date of the third Business Day after satisfaction of the conditions to Closing set forth in Article 7 and Article 8 (other than any such conditions that are to be satisfied at Closing), or such other date as the Parties may mutually agree upon in writing.

1.25. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.26. “Code” means the Internal Revenue Code of 1986, as amended.

1.27. “Contract” means any contract, agreement, indenture, evidence of indebtedness, binding commitment or instrument or open purchase order, written or oral, express or implied.

1.28. “DGCL” means the Delaware General Corporation Law, as amended.

1.29. “Distribution Agreement” has the meaning set forth in Section 6.7(a).

1.30. “Debt” means: either (a) any liability of Seller (i) for borrowed money (including the unpaid principal thereof and accrued interest thereon), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP, or (v) for all or any part of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including any “earnout” or similar payments incurred in connection with a business acquisition or any non-compete payments, or (vi) under any interest rate swap, hedging or similar arrangements incurred in connection with the repayment of any item of Debt, or (b) any liability described in the preceding clause (a) of other persons that Seller has guaranteed, that is recourse to Seller or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of Seller. For purposes of this Agreement, Debt includes any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties associated with the prepayment of any of liabilities described in clause (a) and (b) of this definition.

1.31. “Effective Time” means the effective time of the Closing, which shall be deemed to be as of 12:01 a.m. Eastern Time on the Closing Date.

1.32. “Environmental Claim” means any third party (including private parties, Governmental Authorities and employees of Governmental Authorities) action, lawsuit, claim or proceeding relating to the current or previous operations of the Business which alleges potential liability for (i) noise; (ii) odor; (iii) mold; (iv) pollution or contamination of the air, surface water, groundwater or land; (v) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (vi) Hazardous Materials handling, treatment, storage, disposal or transportation; (vii) exposure to hazardous or toxic substances; (viii) non-compliance with the Toxic Substances Control Act; or (ix) non-compliance with any Environmental Legal Requirement. An “Environmental Claim” includes, without limitation, a proceeding to terminate a permit or license to the extent (and only to the extent) that such a proceeding attempts to redress violations of the applicable permit, license, or Legal Requirement as alleged by any applicable Governmental Authority.

1.33. “Environmental Legal Requirement” means all past, present, and future applicable laws, statutes, enactments, orders, regulations, rules and ordinances of any Governmental Authority relating to pollution or protection of human health, safety, the environment, natural resources or laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act.

1.34. “Equipment” has the meaning set forth in Section 3.11.

1.35. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.36. “ERISA Affiliate” has the meaning set forth in Section 3.21(a).

1.37. “Excluded Assets” has the meaning set forth in Section 2.2.

1.38. “Excluded Liabilities” has the meaning set forth in Section 2.4.

1.39. “FDA” means the U.S. Food and Drug Administration.

1.40. “Financial Statements” means the audited consolidated financial statements and unaudited interim consolidated financial statements of Seller referenced in Section 3.3(a).

1.41. “Fundamental Reps” has the meaning set forth in Section 9.3.

1.42. “GAAP” means U.S. generally accepted accounting principles.

1.43. “Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (iv) multinational organization or body; or (v) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.

1.44. “Hazardous Materials” means hazardous, toxic, infectious or radioactive substances, chemicals, materials or wastes defined as hazardous under any Environmental Legal Requirement.

1.45. “Indemnified Losses” has the meaning set forth in Section 9.1(a).

1.46. “Indemnifying Party” has the meaning set forth in Section 9.3.

1.47. “Injured Party” has the meaning set forth in Section 9.4.

1.48. “Intellectual Property” means (i) Patents, (ii) Trademarks, (iii) Trade Names, (iv) rights in trade dress and packaging, (v) shop rights, (vi) copyrights and copyright registrations and applications for registration, (vii) inventions and invention disclosures, (viii) trade secrets, (ix) domain name registrations, (x) utility models, (xi) rights in industrial designs, (xii) software, (xiii) Know-how, and (xiv) all other intellectual property rights, whether granted or registered or not, in each case wherever such rights exist throughout the world, and including the right to recover for any past infringement, misappropriation or other violations thereof.

1.49. “Inventory” means all inventory, including raw materials, packaging supplies, spare parts, work-in-process or finished goods, that are primarily used in or held for use in, or necessary for, the operation of the Business, whether stored at a location of Seller or stored at a third-party location.

1.50. “IRCA” means the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder, as amended from time to time.

1.51. “Know-how” means any technical and business information primarily relating to the operation of the Business, including but not limited to invention records, research records and reports, development reports, experimental and other engineering reports, formulae, processes, business methods, product designs, specifications, quality control procedures, gauging and measuring procedures, manufacturing, engineering and other drawings and photographs, computer data bases and software, technical information, safety information, engineering data, design and engineering specifications, market surveys and all promotional literature, non-public information and materials, customer and supplier lists and similar data.

1.52. “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

1.53. “Liability” or “Liabilities” means all Debts, adverse claims, liabilities and/or obligations, direct, indirect, absolute or contingent, whether accrued, vested or otherwise and whether or not reflected or required to be reflected on the financial statements of a Person.

1.54. “Lien” means any lien, security interest, mortgage, indenture, deed of trust, pledge, charge, adverse claim, easement, restriction or other encumbrance.

1.55. “Losses” has the meaning set forth in Section 9.1(a).

1.56. “Material Adverse Effect” means a material adverse effect on the Purchased Assets, Assumed Liabilities or the financial condition or results of operations of the Business; provided, however, that none of the following by themselves shall be deemed to be a Material Adverse Effect: (a) general changes in the U.S. economy but only to the extent not disproportionately affecting the Business, the Purchased Assets or the Assumed Liabilities; (b) general changes in the industry in which the Business operates but only to the extent not disproportionately affecting the Business, the Purchased Assets or the Assumed Liabilities; (c) changes resulting from any announcement by Seller of its intention to sell the Business; and (d) any change resulting from compliance by Seller with the terms of, or the taking of any action contemplated by, this Agreement or the Transition Services Agreement.

1.57. “Maximum Collar Amount” has the meaning set forth in Section 2.6(d).

1.58. “Minimum Collar Amount” has the meaning set forth in Section 2.6(d).

1.59. “Neoprobe Marks” has the meaning set forth in Section 2.1(j).

1.60. “Net Working Capital” the amount calculated by subtracting the current liabilities of Seller included in the Assumed Liabilities from the current assets of Seller included in the Purchased Assets, as determined in accordance with GAAP consistent with the past practices of Seller as presented in the financial materials delivered to Buyer, consistently applied.

1.61. “Notice of Claim” has the meaning set forth in Section 9.4.

1.62. “Notice of Dispute” means a written notice by Seller to Buyer delivered pursuant to (a) Section 2.6, specifying in reasonable detail all points of disagreement with Net Working Capital reflected on the Closing Balance Sheet prepared by Buyer or (b) Section 2.9, specifying in reasonable detail all points of disagreement with Buyer’s calculation of the Annual Royalty Amount.

1.63. “Other Products” has the meaning set forth in Section 6.7(b).

1.64. “Order” means any judgment, order, writ, injunction, or decree of any court or other Governmental Authority.

1.65. “Ordinary Course” means, with respect to the Business, only the ordinary course of commercial operations customarily engaged in by Seller consistent with industry norms and Seller’s prior practices, and specifically does not include (a) any activity (i) involving the purchase or sale of Seller, its assets or of any product line or business unit thereof, (ii) involving modification or adoption of any Plan or (iii) which requires approval by the directors or shareholders of Seller, or (b) the incurrence of any Liability for any tort or any breach or violation of or default under any Contract or Legal Requirement.

1.66. “Part” means a part or section of the Seller Disclosure Letter.

1.67. “Party” means each of Buyer and Seller.

1.68. “Patents” means all pending, abandoned, expired, completed, and issued U.S. and foreign patent applications and patents therefor (including all reissues, re-examinations, divisions, continuations, continuations-in-part and extensions thereof, foreign equivalence thereto, provisional and non-provisional applications, including Patent Cooperative Treaty (PCT) and regional patent applications), as well as all files and documents relating to any of the foregoing.

1.69. “PBGC” means the Pension Benefit Guaranty Corporation.

1.70. “Pre-Closing Straddle Period” has the meaning set forth in Section 6.2(b).

1.71. “Performance Period” has the meaning set forth in Section 2.9(a).

1.72. “Permitted Liens” means, collectively, (a) Liens that are specifically disclosed on Schedule 1.72, (b) Liens for Taxes not yet due and payable, and (c) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts which are owed, but not yet delinquent.

1.73. “Person” means and shall include a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof) and shall be construed broadly.

1.74. “Plan” means (i) any agreement, arrangement, plan, or policy, whether or not written and whether or not considered legally binding, that involves (A) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (B) welfare or “fringe” benefits, including without limitation vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or (ii) any employment, consulting, engagement, or retainer agreement or arrangement.

1.75. “Product” or “Products” means instruments, devices and related accessories developed, manufactured, marketed or sold by (or on behalf of) the Business, including but not limited to the instruments, devices and accessories set forth on Schedule 1.75.

1.76. “Proxy Statement” means a proxy statement relating to the Stockholder Meeting, as may be amended or supplemented from time to time.

1.77. “Purchased Assets” has the meaning set forth in Section 2.1.

1.78. “QSR” has the meaning set forth in Section 3.15(g).

1.79. “Required Consents” has the meaning set forth in Section 6.10.

1.80. “Restrictive Period” has the meaning set forth in Section 5.1(a).

1.81. “Royalty Amount” has the meaning set forth in Section 2.9(a).

1.82. “SEC” means the United States Securities and Exchange Commission.

1.83. “SEC Reports” means the periodic reports filed by Seller under Section 13(a) of the Securities Exchange Act of 1934.

1.84. “Seller” has the meaning set forth in the first paragraph hereof.

1.85. “Seller Adverse Recommendation Change” has the meaning set forth in Section 6.4(b).

1.86. “Seller Disclosure Schedule” has the meaning defined in the initial paragraph of Article 3.

1.87. “Seller Withdrawal Recommendation” has the meaning set forth in Section 6.4(b).

1.88. “Seller’s Board” has the meaning set forth in Section 3.31.

1.89. “Seller’s Knowledge” means (i) the actual awareness of a particular fact by any of the individuals set forth on Schedule 1.89, and (ii) knowledge that would reasonably be expected to have been acquired by any of the individuals set forth on Schedule 1.89 after a commercially reasonable inquiry and investigation. The words “know,” “knowing” and “known” shall be construed accordingly.

1.90. “Stockholder Approval” means the affirmative vote of a majority of the voting power of the issued and outstanding shares of Seller’s common stock voting in accordance with the provisions of Seller’s certificate of incorporation and by-laws as in effect on the date of such vote.

1.91. “Stockholder Meeting” has the meaning set forth in Section 6.4(a).

1.92. “Straddle Period” has the meaning set forth in Section 6.2(b).

1.93. “Target Net Working Capital” means $1,532,000.

1.94. “Tax Returns” means all returns, reports, estimates, declarations, claims for refund, information returns or statements relating to, or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.95. “Taxes” means all taxes, charges, fees, duties, levies, or other like assessments, including without limitation income, gross receipts, ad valorem, value added, alternative minimum, premium, stamp, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, social security, payroll, unemployment, disability, PBGC premium, and franchise taxes imposed by any Governmental Authority; and shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such Taxes, any obligation to pay the Taxes of others (by contract or as a result of successor or transferee liability, pursuant to Treasury Regulation section 1.1502-6 or otherwise) or any contest or dispute of any of the foregoing.

1.96. “Termination Expenses” has the meaning set forth in Section 10.1(d).

1.97. “Termination Fee” has the meaning set forth in Section 10.1(d).

1.98. “Third Person” has the meaning set forth in Section 9.5.

1.99. “Third Person Claim” has the meaning set forth in Section 9.5.

1.100. “Trademarks” means all pending, expired, abandoned, registered, unregistered, and common law U.S. and foreign trademark applications and trademarks, service mark applications and service marks, designs, logos, and trade dress, including the goodwill related to the foregoing, and all federal and state registrations thereof.

1.101. “Trade Names” mean (i) names, (ii) brand names, (iii) business names and (iv) logos and all other names and slogans.

1.102. “Transferred Employees” has the meaning set forth in Section 6.3(b).

1.103. “Transition Services Agreement” means a mutually acceptable agreement, by and between Buyer and Seller, regarding services to be provided by Seller to Buyer and by Buyer to Seller during the transition period immediately following the sale of the Business, including, without limitation, Buyer’s access to Seller’s management and necessary support services for Dublin, Ohio-based employees, including continuation of office space and related matters, and Seller’s access to Transferred Employees.

1.104. “VEBA” means the Voluntary Employees’ Beneficiary Association.

1.105. “Voting Agreement” means an agreement in the form attached hereto as Exhibit 1.105 by and among Buyer and certain stockholders of Seller.

1.106. “WARN” has the meaning set forth in Section 6.3(c).

ARTICLE 2
PURCHASE AND SALE OF THE PURCHASED ASSETS

2.1 Purchased Assets.  Subject to the terms and conditions of this Agreement, as of the Effective Time, Seller shall sell, assign, transfer and convey to Buyer (or such Affiliates of Buyer as Buyer may direct), and Buyer (or such Affiliates of Buyer as Buyer may direct) shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest to and in all of the Assets of Seller that are primarily used in or held for use in, or necessary for, the operation of the Business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, as the same shall exist at the Effective Time, free and clear of all Liens other than Permitted Liens (the “Purchased Assets”); provided, however, that in no event shall the Purchased Assets include any Excluded Assets or Assets to which Buyer receives the benefit under the Transition Services Agreement. Without limiting the generality of the foregoing, the Purchased Assets shall include (other than Excluded Assets) all right, title and interest in, to and under:

(a) all the Assets reflected and/or described on the audited balance sheet of Seller as of December 31, 2010 (except to the extent disposed of in the Ordinary Course since the date thereof) which are owned or used by Seller primarily in connection with the Business, whether or not fully depreciated or written off;

(b) all tangible personal property that is primarily used in or held for use in, or necessary for, the operation of the Business, including equipment, machinery, vehicles, furniture, fixtures, supplies, spare parts, tools and other tangible personal property, including all leases with respect to any such tangible personal property pursuant to which Seller is a lessee as of the date hereof and all of the Equipment, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto;

(c) all books, records, files and papers, whether in hard copy or computer format, primarily relating to or used in the Business, including, without limitation, engineering information, drawings, designs, specifications, process information, performance data, and other information or data and records, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, and lists of present and former customers, provided that Seller shall retain a right of reasonable access to all such materials to the extent such materials relate to any rights or liabilities retained by Seller after the Closing Date;

(d) all Intellectual Property of Seller and tangible embodiments of Intellectual Property that are primarily used in or held for use in, or necessary for, the operation of the Business, including all files, documents, searches, opinions and other analyses relating to such Intellectual Property, including, without limitation, all the Business IP set forth in Part 3.13, the domain name “neoprobe.com” and all content on the Internet website located at the URL www.neoprobe.com (the “Neoprobe Site”) primarily relating to the Business, customer contact information, marketing prospects and information, vendor information, and the right and power to assert, defend and recover title to all of the foregoing in the same manner and to the same extent as Seller could do or could cause to be done if the transactions contemplated hereby did not occur, and the right to sue and recover for past damages on account of violations, infringement, misuse, or theft thereof;

(e) all of Seller’s rights, claims, counterclaims, credits, causes of action or rights of set-off against third parties that relate primarily to the Business or the Purchased Assets, liquidated or unliquidated, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties, except to the extent they relate to Excluded Assets or Excluded Liabilities;

(f) all authorizations of Governmental Authorities (and pending applications therefore), including permits, licenses, certificates, consents, variances and approvals, that relate primarily to the Business;

(g) all Accounts Receivable, including, without limitation, any Accounts Receivable due under the Distribution Agreement, dated and effective as of September 28, 1999, between Buyer (as assignee of Ethicon Endo-Surgery, Inc.) and Seller (as amended, the “Distribution Agreement”);

(h) all Inventory;

(i) all rights of Seller in, to and under the Assumed Contracts;

(j) all rights of Seller in and to all Trademarks and Trade Names set forth on Schedule 2.1(j) (the “Neoprobe Marks”);

(k) all goodwill associated primarily with the Business or the Purchased Assets;

(l) all Assets listed on Schedule 2.1(l); and

(m) all other Assets owned by Seller that are primarily used in or held for use in, or are necessary for, the operation of the Business other than the Excluded Assets.

2.2 Excluded Assets.  Notwithstanding any provision in this Agreement or any other writing to the contrary, the following assets, properties, rights, licenses and businesses owned by Seller (the “Excluded Assets”) shall be retained by Seller and shall be excluded from the Purchased Assets:

(a) cash and cash equivalents including, without limitation, bank deposits, investments in so-called “money market” funds, commercial paper funds, certificates of deposit, bank drafts, letters of credit, Treasury Bills and accrued interest thereon of Seller;

(b) any assets used by Seller in connection with businesses other than the Business, provided that such assets are not used or held for use primarily in, or necessary for, the operation of the Business and not otherwise described in any other subsection of this Section 2.2;

(c) any assets, including Intellectual Property, associated with Seller’s technology for detection of fluorescence labeled compounds and antibodies;

(d) all personal computers, servers, voice and data communications networks and related equipment; data storage equipment, office equipment and furnishings located at Seller’s principal executive offices in Dublin, Ohio;

(e) any contracts of insurance or related prepaid assets in respect of the Business;

(f) any assets relating to the Plans of Seller;

(g) any assets transferred or otherwise disposed of by Seller in compliance with this Agreement prior to the Closing;

(h) all Trademarks and Trade Names, other than those set forth on Schedule 2.1(j);

(i) and all rights to refunds and credits of Taxes paid by Seller;

(j) any assets set forth on Schedule 2.2(j); and

(k) any real property, whether owned or leased.

The Excluded Assets are not part of the transactions contemplated hereby and shall remain the assets and properties of Seller after the Closing and Seller may take, or cause to be taken, any action with respect to the Excluded Assets, notwithstanding any provisions herein.

2.3 Assumed Liabilities.  Upon the terms and subject to the terms and conditions of this Agreement, as of the Effective Time, Seller shall assign and transfer to Buyer (or such Affiliate of Buyer as Buyer may direct), and Buyer (or such Affiliate of Buyer as Buyer may direct) shall assume and agree to discharge and perform when due the following Liabilities of Seller relating to the Business (the “Assumed Liabilities”); provided, however, that in no event shall the Assumed Liabilities include any Excluded Liability:

(a) the Accounts Payable; and

(b) the obligations of Seller under the Contracts listed on Schedule 2.3(b) (the “Assumed Contracts”) to the extent such obligations are applicable to and accrue with respect to periods subsequent to the Effective Time.

2.4 Excluded Liabilities.  Except for the Assumed Liabilities, Buyer does not and will not assume or become liable for and shall not be obligated to pay or satisfy any obligation, debt or Liability whatsoever, contingent or otherwise, of the Business or Seller or any other person or entity (collectively, the “Excluded Liabilities”), including, without limitation:

(a) except as provided in Section 6.2, any Liability for Taxes of Seller or any of its Affiliates, including any Liability for Taxes resulting from the transactions contemplated in this Agreement;

(b) any Liability relating to a failure by Seller to comply with any bulk sales law applicable to this transaction;

(c) any pollution or contamination of the environment or damage to natural resources, or the manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transportation, handling, emission, discharge, leaching, release or threatened release of any Hazardous Material by Seller or the Business, or their officers, directors, employees, or agents, whether or not such occurred on, under or from the Leased Real Property or other property, including but not limited to, property at which Seller’s or the Business’ Hazardous Materials may have been sent for treatment, recycling, disposal or storage;

(d) any actual or alleged violation of or Liability under any Environmental Legal Requirement arising out of or related to the conduct of the business of Seller or the Business, or the Leased Real Property prior to the Effective Time;

(e) any Liability with respect to any claim, whether made before or after the Effective Time, involving allegations of personal injury (including death) or property damage arising from the design, manufacture, marketing, sale, distribution, servicing or use of any product of the Business manufactured before the Effective Time;

(f) any Liability for notes payable, deferred compensation or Plans as described in Section 3.21(a);

(g) any Liability to any current or former employee of Seller or any of its Affiliates arising out of the circumstances, occurrences or the operations of the Business prior to the Effective Time;

(h) any Liability arising out of any extended warranty claim relating to Products manufactured prior to the Closing Date; and

(i) any other Liability arising out of the ownership or use of the Purchased Assets or circumstances, occurrences or the operations of the Business prior to the Effective Time.

2.5 Consideration.  Subject to adjustment as provided in Section 2.6, the aggregate consideration (the “Aggregate Consideration”) to be paid by Buyer to Seller for the Purchased Assets, the obligations of Seller under Article 5 and the other rights of Buyer hereunder shall consist of (i) Thirty Million Dollars (US $30,000,000) (the “Cash Payment”), plus (ii) the assumption of the Assumed Liabilities, plus (iii) the Royalty Amount, if any.

2.6 Aggregate Consideration Adjustment.

(a) Promptly after the Closing Date, and in any event not later than sixty (60) calendar days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller a consolidated balance sheet of the Business as of the Effective Time (the “Closing Balance Sheet”). Such Closing Balance Sheet shall be accompanied by a statement calculating the Net Working Capital as of the Closing Date and calculated substantially in accordance with Schedule 2.6(a). The Closing Balance Sheet will be prepared, and the Net Working Capital shall be determined in accordance with GAAP, applied consistently with the Financial Statements, and Buyer and Seller agree that such calculation is not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications or estimation methodology for purposes of determining the asset and liability balances of the Business from those used in the preparation of the Financial Statements.

(b) Buyer shall permit Seller and its accountant to review upon request all accounting records, work papers and computations used by Buyer in the preparation of the Closing Balance Sheet and the computation of the Net Working Capital. If Seller disputes the Net Working Capital as calculated by Buyer, Seller shall deliver to Buyer a Notice of Dispute no more than thirty (30) calendar days after the date Seller receives the Closing Balance Sheet. If Seller fails to deliver a Notice of Dispute within such thirty (30) day period, Seller shall be deemed to have accepted the Closing Balance Sheet prepared by Buyer.

(c) Upon receipt of a Notice of Dispute, Buyer shall promptly consult with Seller with respect to its specified points of disagreement in a good faith effort to resolve the dispute. If any such dispute cannot be resolved by Seller and Buyer within thirty (30) calendar days after Buyer receives the Notice of Dispute, Buyer and Seller shall refer the dispute to the Accountant to finally determine, as soon as practicable, and in any event within twenty (20) calendar days after such reference, all points of disagreement with respect to the calculation of the Net Working Capital. For purposes of such determination, Buyer and Seller shall each submit a proposed calculation of the Net Working Capital and relevant support for such calculation. The Accountant shall apply the terms of Section 2.6(a) in connection with such determination. The Accountant shall consider only those items and amounts as to which Buyer and Seller have disagreed and shall select as a resolution the position of either the Buyer or the Seller for each item of disagreement (based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review) and may not impose an alternative resolution. The fees and expenses of the Accountant’s determination process and the Accountant incurred in connection with the calculation of the Net Working Capital shall be divided equally between Buyer and Seller; provided, that such fees and expenses shall not include, so long as Buyer or Seller, as applicable, complies with the procedures of this Section 2.6, the other party’s outside counsel or accounting fees. In reaching a decision on each item in dispute, the Accountant’s decision shall be limited to the selection of either Buyer’s or Seller’s position. All determinations by the Accountant shall be final, conclusive and binding with respect to the calculation of the Net Working Capital, in the absence of fraud or manifest error.

(d) If Net Working Capital, as finally determined in accordance with this Section 2.6, is $100,000 or more less than of the Target Working Capital (the “Minimum Collar Amount”), the Cash Payment portion of the Aggregate Consideration shall be decreased by an amount equal to the excess of (i) the Target Working Capital over (ii) Net Working Capital. If the Net Working Capital, as finally determined in accordance with this Section 2.6, is $100,000 or more greater than the Target Working Capital (the “Maximum Collar Amount”), the Cash Payment portion of the Aggregate Consideration shall be increased by an amount equal to the excess of (x) the Net Working Capital over (y) the Target Working Capital. If Net Working Capital, as finally determined in accordance with this Section 2.6, is greater than or equal to the Minimum Collar Amount and less than or equal to the Maximum Collar Amount, there shall be no adjustment to the Aggregate Consideration.

2.7 Closing.  The Closing shall take place at 9:00 a.m. on the Closing Date at the offices of Bryan Cave LLP, in St. Louis, Missouri, or at such other place as the Parties may agree in writing.

2.8 Allocation of Aggregate Consideration.  The Aggregate Consideration represents the amount agreed upon by the parties to be the value of the Purchased Assets and the value of the noncompetition provisions set forth in Section 5.1 for Tax purposes, and the Aggregate Consideration will be allocated for Tax purposes among these rights and assets in a manner consistent with Section 1060 of the Code (and any similar provisions of state, local or foreign law, as appropriate), as set forth on Schedule 2.8. Each Party shall for Tax purposes (a) report the purchase and sale of these rights and assets in accordance with the allocation set forth on Schedule 2.8, and (b) take no position contrary thereto or inconsistent therewith, including but not limited to any Tax audit, Tax review or Tax litigation unless required to do so by applicable law. If there is an increase or decrease in consideration within the meaning of Section 1.1060-1(e)(1)(ii)(B) of the Treasury Regulations after the Parties have completed Schedule 2.8 or have filed their initial IRS Form 8594, the Parties shall allocate such increase or decrease in consideration as required by and consistent with Section 1060 and the applicable Treasury Regulations.

2.9 Royalty Payments.

(a) In further consideration of the Patents and other Intellectual Property included in Purchased Assets, Seller shall be eligible to receive, in the aggregate, royalty payments up to a maximum of Twenty Million Dollars (US $20,000,000) (the “Royalty Amount”) in accordance with the terms of this Section 2.9 and Schedule 2.9, over the course of the six fiscal years ended December 31, 2012, 2013, 2014, 2015, 2016 and 2017 (each a “Performance Period”). The aggregate amount payable to Seller for any Performance Period (the “Annual Royalty Amount”) shall be calculated in accordance with Schedule 2.9 based on the Net Revenue (as defined on Schedule 2.9) of the Business during such Performance Period. No Annual Royalty Amount shall be payable for the fiscal year ended December 31, 2011.

(b) Within sixty (60) calendar days following the end of each Performance Period, Buyer shall at its expense prepare and deliver to Seller its calculation of the Annual Royalty Amount for such Performance Period. Seller shall have access to such books and records as may be reasonably necessary to confirm Buyer’s calculations of the Annual Royalty Amount, which calculations shall be derived from Buyer’s books and records. If Seller disputes Buyer’s calculation of the Annual Royalty Amount, Seller shall deliver a Notice of Dispute no more than fifteen (15) calendar days after the date Seller receive the disputed calculation. If Seller fails to deliver a Notice of Dispute within such 15-day period, Seller shall be deemed to have accepted the calculations prepared by Buyer.

(c) Upon receipt of a Notice of Dispute, Buyer shall promptly consult with Seller with respect to the specified points of disagreement in a good faith effort to resolve the dispute. If any such dispute is not resolved by Seller and Buyer within ten (10) calendar days after Buyer receives the Notice of Dispute, Buyer and Seller shall refer the dispute to the Accountant, or, if the Accountant is unable or refuses to act, such other reputable accounting firm that is mutually acceptable to the Parties, to finally determine, as soon as practicable, and in any event within 30 calendar days after such reference, all points of disagreement with respect to the calculation of the Annual Royalty Amount. Such dispute shall be resolved in the same manner as set forth in Section 2.6.

(d) Each Annual Royalty Amount payable to Seller, if any, shall be made to Seller in accordance with the wire instructions set forth on Schedule 8.4(a) on the later of (a) ninety (90) days following the end of a Performance Period or (b) the date that is five (5) Business Days after the resolution of any dispute between Seller and Buyer relating to the amount of such payment.

(e) If Buyer is notified or becomes aware of a claim or alleged claim which is covered by the indemnification provisions of Article 9, Buyer may set-off an amount against the Annual Royalty Amount equal to Buyer’s Loss associated with such claim as to which it is entitled under Article 9. In addition to any Notice of Claim required by Section 9.4, Buyer shall provide Seller with written notice of its intent to set-off some or all of such Annual Royalty Amount in connection with the calculation of the Annual Royalty Amount. Such notice shall be accompanied by a written and reasonably detailed explanation of the claim and the process and methods Buyer used to determine its potential liability therefor. Any amount set-off against such Annual Royalty Amount that is not used to settle or pay an amount that is covered by the indemnification provisions of Article 9 shall be paid to Seller in accordance with this Section 2.9. Any right of set-off with respect to a claim that is provided under this Section 2.9(e) shall be without prejudice to the rights of Seller to contest such claim as provided in Article 9.

2.10 Transfer of Purchased Assets and Assumed Liabilities.

(a) The entire beneficial interest in and to, and the risk of loss with respect to, the Purchased Assets and the Assumed Liabilities, shall pass to Buyer when the legal title thereto shall be transferred to Buyer.

(b) In the event that the legal interest in any of the Purchased Assets to be sold, assigned, transferred or conveyed pursuant to this Agreement, or any claim, right or benefit arising thereunder or resulting therefrom, cannot be sold, assigned, transferred or conveyed hereunder as of the Effective Time because any waiting or notice period has not expired or any consents or approvals required for such transfer have not been obtained or waived, then the legal interest in the Purchased Assets shall not be sold, assigned, transferred or conveyed. Seller shall, at its expense, and Buyer shall, at its expense, use commercially reasonable efforts to cooperate in obtaining such consents or approvals as may be necessary to complete such transfers as soon as practicable. If any such consent shall not be obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Purchased Assets including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer shall have no obligation pursuant to Section 2.3 or otherwise with respect to any such Purchased Assets.

(c) Except as provided in Section 6.2(a) with respect to certain Taxes, Seller and Buyer shall each bear fifty percent (50%) of the costs and expenses associated with the assignment to Buyer of all the Purchased Assets, and the recordation by Seller, of Intellectual Property.

(d) As of the Effective Time, Buyer agrees and undertakes to assume the Assumed Liabilities and to duly and properly perform and discharge the outstanding obligations of Seller under the Assumed Liabilities.

(e) The provisions of this Section 2.10 shall not affect the right of Buyer not to consummate the transactions contemplated by this Agreement if the conditions to its obligations hereunder contained in Article 7 have not been fulfilled. Nothing in this Agreement shall be construed as an attempt to assign to Buyer any legal interest in any of the Purchased Assets or Assumed Liabilities which, as a matter of law or by the terms of any legally binding contract, engagement or commitment to which Seller is subject, is not assignable without the consent of any other party, unless such consent shall have been given.

2.11 Withholding Taxes.  Buyer and its designees shall be entitled to deduct and withhold from the consideration otherwise payable hereunder amounts required to be deducted and withheld under any provision of applicable federal, state, local or foreign Tax Legal Requirement, provided that the Parties agree to cooperate with one another and take all reasonable actions to minimize such amounts that need to be deducted and withheld. To the extent amounts are deducted and withheld, such amounts will be promptly paid to the appropriate Governmental Authority and shall be treated for all purposes of this Agreement as having been paid by Buyer.

2.12 Further Assurances.  From and after the Closing, the Parties shall do such acts and timely execute and deliver such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that except (i) as set forth in the Seller Disclosure Schedule, a copy of which has been provided to Buyer (“Seller Disclosure Schedule”), with specific reference to the particular Article or Section of this Agreement to which the information set forth in such schedule relates (it being agreed that disclosure of any item in any Part of the Seller Disclosure Schedule shall be deemed disclosure with respect to any Article or Section of this Agreement to which the relevance of such item is reasonably apparent), or (ii) as and to the extent set forth in the publicly available reports, schedules, forms, statements and other documents filed by the Seller with, or furnished by the Seller to, the SEC on or after January 1, 2010 and before the second business day immediately prior to the date hereof, to the extent the relevance of the disclosure is reasonably apparent (excluding any statements made in forward-looking disclosures which are not strictly factual statements, whether or not contained under the heading “forward-looking statements” and excluding exhibits or other disclosure incorporated by reference into such reports, schedules, forms, statements and other documents but not actually filed or furnished during such period):

3.1 Corporate Existence and Power.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has delivered to Buyer true, complete and correct copies of its Certificate of Incorporation and bylaws, as currently in effect.

(b) Seller has all requisite power and authority to own, lease and use its assets and to transact the Business, and holds all authorizations, franchises, licenses and permits required therefor and all such authorizations, franchises, licenses and permits are valid and subsisting. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such license or qualification is required, except those jurisdictions where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. Seller has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

3.2 Valid and Enforceable Agreement; Authorization; Non-contravention.

(a) This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary corporate action on the part of Seller.

(c) Except as set forth in Part 3.2(c), Seller is not a party to, subject to or bound by any Contract, Legal Requirement or Order which does or would (i) materially conflict with or be materially breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time, or both) by the execution, delivery or performance by Seller of this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. Except as set forth in Part 3.2(c), no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Governmental Authority or third party is required in connection with the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby. The transactions contemplated hereby will not result in the creation of any Lien against the Purchased Assets.

3.3 Financial Statements; Undisclosed Liabilities.

(a) The audited consolidated financial statements and unaudited interim consolidated financial statements (including all related notes and schedules) of Seller included in the SEC Reports complied as to form in all material respects with the rules and regulations of the SEC then in effect, fairly present the consolidated financial position of Seller and its consolidated subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal recurring year-end audit adjustments that were not or are not expected to have, individually or in the aggregate, a Material Adverse Effect), and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b) The information in the Business Financial Statements has been derived from the audited consolidated financial statements of Seller for the fiscal periods then ended. The Business Financial Statements fairly present the net assets of the Business to be sold and the related revenues and cost of goods sold, in each case in a manner consistent with, in all material respects, the accounting principles applied by the Seller in the Ordinary Course.

(c) Except (i) as reflected or reserved against in Seller’s most recent audited consolidated balance sheets (or stated in the notes thereto) included in the SEC Reports, (ii) for liabilities and obligations incurred since December 31, 2010 in the Ordinary Course; and (iii) for those liabilities described in Part 3.3(c), neither Seller nor any subsidiary of Seller has any Liabilities with respect to the Business of any nature, whether or not accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Seller and its consolidated subsidiaries (or in the notes thereto).

3.4 Absence of Certain Changes.  Except as set forth in Part 3.4, since March 31, 2011, the Business has been conducted in the Ordinary Course in all material respects and Seller has not taken or allowed to occur any of the following actions or events, or agreed or committed, in writing or otherwise, to do or allow to occur any of such actions or events:

(a) Any material change in the business or condition (financial or otherwise), operations, results of operations or prospects of the Business, Seller or the condition of the Purchased Assets;

(b) Any increase in compensation or other remuneration payable to or for the benefit of or committed to be paid to or for the benefit of any Business Employee or in any benefits granted under any Plan with or for the benefit of any Business Employee (other than increases in wages or salaries required under existing Contracts listed in Part 3.16 or otherwise not unusual in timing, character or amount made in the Ordinary Course to employees) or any adoption or amendment by Seller of any Plan;

(c) Any modification or termination of any Contract or of any Governmental Authority license, permit or other authorization of Seller relating primarily to the Business;

(d) Any acquisition of any assets (whether through capital spending or otherwise) outside of the Ordinary Course or which are material, individually or in the aggregate, to the Business;

(e) Any disclosure by Seller of any confidential or proprietary information of the Business to any person or entity other than to Buyer and its representatives, agents, attorneys and accountants or to Seller’s own employees in the Ordinary Course;

(f) Any disclosure by Seller of any Business IP to any person or entity other than to Buyer and its representatives, agents, attorneys and accountants or to Seller’s own employees in the Ordinary Course consistent with the representations and warranties set forth in Section 3.13(g);

(g) Any material change in the conduct of the Business, including without limitation any change in the methods of purchase, sale, lease, management, marketing, promotion or operation, or any delay or postponement of the payment of accounts payable or other liabilities of the Business;

(h) Any change in any method of accounting or accounting policies of Seller, other than those required by GAAP, or any write-down in the accounts receivable or inventories of Seller other than in the Ordinary Course;

(i) Any waiver of any claims or rights related to any of the Purchased Assets or abandonment or lapse of any of the Intellectual Property primarily owned, used or held for use by Seller in connection with the Business or, other than in the Ordinary Course in connection with sales of Products, grant of any license or sublicense of any of such Intellectual Property;

(j) Any material damage, destruction or loss (whether or not covered by insurance) to any Purchased Assets;

(k) Any action that if taken after the date hereof would constitute a violation of Section 6.1; or

(l) Committed to do any of the foregoing except as contemplated by this Agreement or as agreed to in writing by Buyer.

3.5 Taxes.  Except as set forth in Part 3.5:

(a) Seller has timely filed or caused to be filed on a timely basis (taking into account any extension of time within which to file), all material Tax Returns required to have been filed by Seller that relate to the Business or the Purchased Assets, and each such Tax Return is true, correct and complete in all material respects. Without limiting the foregoing, none of the Tax Returns contain any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state or local Tax Legal Requirement). Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. Seller has not entered into any “listed transactions” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations or similar provisions of state law, and Seller has properly disclosed all reportable transactions as required by Section 1.6011-4 of the Treasury Regulations and similar provisions of state law.

(b) All material Taxes due with respect to the periods covered by such Tax Returns (whether or not reflected in Tax Returns as filed) owed by Seller with respect to the Business or the Purchased Assets have been timely and fully paid.

(c) Seller has not received written notice of any claim made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation in that jurisdiction based upon the Purchased Assets or the operation of the Business. Part 3.5 lists all jurisdictions in which Seller files Tax Returns with respect to the Purchased Assets.

(d) There are no Liens for Taxes on any of the Purchased Assets other than Permitted Liens. None of the transactions contemplated by this Agreement will give rise to (i) the creation of any Liens against the Purchased Assets (other than Permitted Liens) or (ii) the assertion of any additional Taxes against the Purchased Assets.

(e) Seller has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party, including, without limitation, amounts required to be withheld under Sections 1441 and 1442 of the Code (or similar provisions of state, local or foreign Legal Requirement) that relate to the Business or the Purchased Assets.

(f) There are no audits or examinations of any Tax Returns of Seller pending or, to Seller’s Knowledge, threatened. Seller is not a party to any action or proceeding by any Governmental Authority for the assessment or collection of Taxes, nor, to Seller’s Knowledge, has such event been asserted or threatened. There is no waiver or tolling of any statute of limitations in effect with respect to any Tax Return of Seller.

(g) None of the Purchased Assets is tax exempt use property within the meaning of Section 168(h) of the Code or has been financed with or directly or indirectly secures any industrial revenue bonds or debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the Assumed Liabilities is an obligation or guaranty of any outstanding industrial revenue bonds and Seller is not a tenant, principal user or related person to any principal user within the meaning of Section 144(a) of the Code of any property that has been financed or improved with the proceeds of industrial revenue bonds.

(h) None of the activities of the Business constitutes or has constituted a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country, and the Business as conducted to date has not been subject to income tax outside the United States.

(i) None of the Purchased Assets are the subject of by any Tax indemnity, tax sharing or tax allocation agreement or arrangement.

(j) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of Code.

(k) None of the Purchased Assets or Assumed Liabilities will constitute a partnership, joint venture, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(l) None of the Purchased Assets consist of stock in a subsidiary of Seller.

(m) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code.

3.6 Accounts Receivable.  Except for Accounts Receivable from Buyer (as to which no representation or warranty is made), the Accounts Receivable (i) arose from bona fide sales transactions in the Ordinary Course and are payable in the Ordinary Course on terms consistent with Seller’s past practices, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms (except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity), (iii) to Seller’s Knowledge, are not subject to any valid set-off or counterclaim by the debtor, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) to Seller’s Knowledge, are collectible in the Ordinary Course in the aggregate recorded amounts thereof, net of any applicable reserve reflected on the Closing Balance Sheet, (vi) are not owed by any Affiliate of Seller, and (vii) are not the subject of any Action brought by or on behalf of Seller. Seller has not received any written notice from any account debtor regarding any dispute over any of the Accounts Receivable. None of the Accounts Receivable constitutes duplicate billings of other Accounts Receivable. There are no security arrangements or collateral securing the repayment or other satisfaction of the Accounts Receivable.

3.7 Inventories; Consignment.  The Inventory included in the Purchased Assets consists of a quantity and quality usable and salable in the Ordinary Course, is not physically damaged, previously used, obsolete, discontinued or excess, subject only to the reserve, if any, for inventory write-down set forth on the Financial Statements. Except as set forth in Part 3.7, Seller does not hold any Inventory on consignment or have title to any Inventory in the possession of others.

3.8 Litigation.  Except as set forth in Part 3.8, (a) there is no, and for the previous five years there has not been any, suit, action, claim, litigation, grievance, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Governmental Authority or grand jury investigation, or other action (any of the foregoing, an “Action”) pending, or to Seller’s Knowledge, threatened against Seller involving the Business, any of the Purchased Assets or Assumed Liabilities, including without limitation any Action challenging, enjoining, or preventing this Agreement, or the consummation of the transactions contemplated hereby; and (b) Seller is not and has not been subject to any Order with respect to the Business other than Orders of general applicability.

3.9 Real Property.  Seller does not own, and has never owned, any real property that is used in the Business, and the Purchased Assets do not include any real property or any lease of real property.

3.10 Title to Purchased Assets.  Seller has good and exclusive title to the Purchased Assets, free and clear of all Liens (except Permitted Liens), and, to Seller’s Knowledge, there exists no restriction on the use or transfer of the Purchased Assets. Except as set forth in Part 3.10, no Purchased Assets are in the possession of others and Seller does not hold any Purchased Assets on consignment. All of the tangible assets included in the Purchased Assets have been maintained in accordance with normal industry practice, are in all material respects in good operating condition and repair (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are suitable for the purposes for which they are presently used. Upon the Closing, good and exclusive title to the Purchased Assets and the rights under the Assumed Liabilities shall be vested in Buyer free and clear of all Liens (except Permitted Liens).

3.11 Equipment.  Set forth in Part 3.11 is a true and correct list of all capital assets including, machinery, equipment, furnishings, fixtures, office equipment, motor vehicles, and other supplies and spare and repair parts, stores and other tangible personal property (whether owned or leased) used by the Business (the “Equipment”), which has a net book value in excess of $5,000. Part 3.11 also sets forth a list of facilities from which the Business operates and the categories of Equipment within each facility that will be included in the Purchased Assets or excluded from the Purchased Assets, as appropriate. Seller does not lease any Equipment or other personal property primarily in connection with or necessary for the operation of the Business, other than Equipment included in the Excluded Assets.

3.12 Necessary Property.  Except for the Excluded Assets described in Section 2.2(d) or as set forth in Part 3.12, the Purchased Assets and the Assumed Liabilities (as supplemented by any services provided to Buyer under the Transition Services Agreement, including access to the Excluded Assets described in Section 2.2(d)) constitute all property and property rights necessary for the conduct of the Business in the manner and to the extent presently conducted by Seller, including all property and property rights used primarily in the generation of any revenues or expenses reflected on the Financial Statements as relating to the Business. There exists no condition, restriction or reservation affecting the title to or utility of the Purchased Assets or the Assumed Liabilities which would prevent Buyer from utilizing the Purchased Assets or enforcing the rights under the Assumed Liabilities, or any part thereof, to the same full extent that Seller might continue to do so if the sale and transfer contemplated hereby did not take place.

3.13 Intellectual Property.

(a) Part 3.13 sets forth a complete and accurate list of all Patents, Trademarks, invention disclosures, domain names, copyright registrations and applications therefor, and all extensions and renewals for any of the foregoing, that are (i) owned by Seller primarily in connection with the Business or (ii) owned by a third party and licensed or used by Seller primarily in connection with the Business (other than commercially available computer software that (A) has a replacement cost per license agreement (for all of the Business’s end users of such software) of less than $100,000 per year or (B) all of such excluded software together has an aggregate replacement cost of $300,000 or less) (collectively, the “Business IP”). Except as set forth in Part 3.13, there are no Patents owned by or licensed to Seller which are necessary in conducting the Business.

(b) Seller is the sole and exclusive owner of all right, title and interest in and to all Intellectual Property in Part 3.13 identified as owned by Seller, free and clear of all Liens, including obligations to transfer or license such Intellectual Property, and there exists no material restriction on the use or transfer or licensing of such Intellectual Property. Seller owns or is licensed or otherwise possesses the legal rights to use, free and clear of all Liens, all Intellectual Property necessary for, or primarily used in, the conduct of the Business, as such operations are presently conducted by Seller.

(c) The consummation of the transactions contemplated hereby will not alter, impair, extinguish or invalidate any Business IP owned or used by Seller.

(d) There has been no claim made, or to Seller’s Knowledge threatened, by or against Seller (and Seller has not been a party to any action, suit, investigation or proceeding including such a claim), and except as set forth in Part 3.13, Seller has not received written notice of any such claim, asserting the invalidity, misuse or unenforceability, infringement, misappropriation or other violation of any Intellectual Property of any third party, or challenging Seller’s ownership of or rights to use or license any Business IP, and, to Seller’s Knowledge, there are no grounds for any such claim or challenge.

(e) The operation of the Business as presently conducted by Seller does not infringe, misappropriate or otherwise violate the rights of any Person (including, without limitation, the rights of Seller after giving effect to the transactions contemplated by this Agreement), and no written notice of infringement, misappropriation or other violation that is still unresolved has been received by Seller as of the effective date of this Agreement.

(f) To Seller’s Knowledge, there is not and has not been any unauthorized use or disclosure, infringement, misappropriation or other violation by any person (including without limitation, any employee or consultant of Seller) of any of the Business IP owned or used by Seller.

(g) Seller is taking or has taken all commercially reasonable actions necessary to maintain, and, to Seller’s Knowledge, Seller is taking or has taken all actions necessary to protect, the Business IP that is owned by Seller prior to the effective date of this Agreement and, to Seller’s Knowledge, the owner of any Business IP of any third party, is taking or has taken all the actions necessary to maintain and protect all such third party Business IP, including in each case, recording documents of title and releases of security interests required to perfect such rights. To Seller’s Knowledge, none of the Business IP, the value of which to Seller is or was contingent upon maintenance of the confidentiality thereof, has been disclosed to any Person, except Persons under the obligation to maintain the confidentiality thereof. Each of Seller’s employees, officers, consultants, and any other party that has created any Intellectual Property used or held for use by Seller in connection with the Business, has executed a written assignment for the transfer of ownership of such Intellectual Property to Seller.

(h) To Seller’s Knowledge, the Business IP owned or used by Seller is valid and enforceable.

(i) Except as set forth in Part 3.13, Seller does not have any obligation to compensate any Person for its use of any Business IP.

(j) Except as set forth in Part 3.13, Seller has not granted to any Person, any license (whether oral, written, implied or otherwise) to use any of the Business IP, whether or not requiring payment of royalties, except for implied licenses granted by Seller in connection with the sale of products in the Ordinary Course.

(k) Except as set forth in Part 3.13, Seller has not given to any person any warranty, indemnification obligation or hold harmless obligation in connection with any Business IP, except for statutory warranties given in the Ordinary Course in connection with the sale of goods or as set forth in the product warranties addressed by Section 3.25.

(l) Except as disclosed in Part 3.13, Seller has the right to use and disclose, without obligations to any other person, all Business IP owned by or licensed to Seller.

(m) To Seller’s Knowledge, none of the Business IP has been or is subject to any interference, cancellation, reexamination, reissue, opposition, or any other proceeding challenging priority, scope, validity, or ownership anywhere in the world.

3.14 No Breaches of Legal Requirement or Governing Documents.  Seller (with respect to the Business) is not and has not been in default under or in breach or violation of any Legal Requirement except in each case where such default, breach or violation does not, individually or in the aggregate, have a Material Adverse Effect, or the provisions of any material permit, franchise, or license issued by any Governmental Authority, or any provision of its organizational documents, as applicable. Seller has not has received any notice alleging such default, breach or violation. Neither the execution of this Agreement nor the Closing do or will constitute or result in any default, breach or violation of any Legal Requirement, permit, franchise, or license issued by any Governmental Authority, or any provision of its organizational documents.

3.15 Regulatory Compliance.

(a) Seller holds all licenses, permits and other authorizations and approvals required by the FDA or any other Governmental Authority to conduct the Business as presently conducted, and each such license, permit, authorization or approval is valid, in full force and effect, and listed in Part 3.15(a). Seller is in compliance in all material respects with each such license, permit, authorization and approval and neither the execution of this Agreement nor the Closing do or will constitute or result in a default under or violation of any such permit, license, authorization or approval.

(b) No license, approval, clearance, authorization, registration, certificate, permit, filing, notification or supplement or amendment thereto that Seller has received or made to the FDA or any other Governmental Authority to conduct the Business has been limited, suspended, modified or revoked and, to Seller’s Knowledge, there is no reason to believe that the FDA or any other Governmental Authority is considering such action.

(c) There is no actual, or to Seller’s Knowledge, threatened, enforcement action by the FDA or any other Governmental Authority that has jurisdiction over the operations of Seller or the Business, and Seller has not received notice of any pending or threatened claim against Seller for such an enforcement action, and Seller has not received any communication that any Governmental Authority is considering such action.

(d) All reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any other Governmental Authority by Seller with respect to the Business have been so filed, maintained or furnished, except where the failure to do so would not have a Material Adverse Effect. To Seller’s Knowledge, all such reports, documents, claims, and notices were complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing) such that no Liability exists with respect to such filing.

(e) Seller has not received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other correspondence or written notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any Legal Requirements applicable to the Business or the Products or any licenses, approvals, clearances, authorizations, registrations, certificates, permits, filings, notifications and supplements or amendments thereto required by any Legal Requirements applicable to the Business or the Products, and, to Seller’s Knowledge, there is no reason to believe that the FDA or any other Governmental Authority is considering such action.

(f) Seller confirms that the Products are Class I exempt devices under FDA regulations and Class II(a) devices under the Medical Device Directive of the European Union and as such are exempt from clinical trials for efficacy and safety purposes. As such, Seller has not, directly or indirectly through any third party, conducted any studies, tests or preclinical or clinical trials under the U.S. Food Drug and Cosmetic Act or similar international regulatory statutes to the intended purpose of which is obtaining a marketing clearance for any of the Products or with respect to the Purchased Assets of a type or nature that would be subject to any Legal Requirement.

(g) The manufacture by or on behalf of Seller of the Products is being conducted in material compliance with all applicable Legal Requirements, including the FDA’s current Good Manufacturing Practices required by the FDA’s Quality System Regulations (“QSR”). All complaints about the Products that have been received by Seller have been timely reviewed, evaluated, and investigated as appropriate, and adequate corrective and preventive action has been or is in the process of being timely implemented, all as required under 21 C.F.R. Sections 820.100, 820.198 and other applicable provisions of the QSR. In addition, Seller is in compliance with all other FDA requirements and all other Legal Requirements applicable to the Business and the Products in all material respects. The Products have been commercially distributed by Seller to its distributors in material compliance with any conditions of approval set forth by the FDA. Seller has complied in all material respects with all such conditions of approval. To Seller’s Knowledge, Seller has not made any false, misleading, or otherwise inaccurate statements to the FDA or any other Governmental Authority.

(h) Except as described in Part 3.15(h), Seller has never, either voluntarily or involuntarily, initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning notice, “dear doctor” letter, investigator notice or other notice or action disclosing an alleged defect or lack of safety or efficacy of any Product, and no report has been filed or is required to have been filed with respect to any Product under any Legal Requirements. To Seller’s Knowledge, there exist no facts that are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Product; (ii) a change in the marketing classification or a change in labeling of any Product; (iii) a termination or suspension of marketing of any Product; (iv) liability for returns or other product liability claims with respect to any Product; or (v) an obligation to report to any Governmental Authority regarding any Product.

3.16 Contracts and Commitments.  Except as set forth in Part 3.16 and for any Contract with Buyer, Seller is not a party to or otherwise obligated under any of the following Contracts that principally relate to the Business, the Purchased Assets, or the Assumed Liabilities, whether written or oral:

(a) Any single Contract providing for an expenditure in excess of $15,000 or Contracts with the same or affiliated vendor(s) providing for an expenditure in excess of $25,000, in the aggregate, for the same, or a related product or service;

(b) Any single Contract providing for the sale of products or services in an amount in excess of $15,000 or Contracts with the same or affiliated customer(s) providing for the sale of products or services in an amount in excess of $25,000;

(c) Any Contract providing for the purchase of goods or services which has not yet been completed;

(d) Any Contract pursuant to which Seller (with respect to the Business) is the lessee or sublessee of, or holds or operates, any real or personal property owned or leased by any other person or entity (other than leases of personal property leased in the Ordinary Course with annual lease payments no greater than $10,000);

(e) Any revocable or irrevocable power of attorney relating to the Purchased Assets or the Business granted to any person, firm or corporation for any purpose whatsoever;

(f) Any arrangement or other agreement relating to the Purchased Assets or the Business which involves (i) a sharing of profits, (ii) future payments of $5,000 or more per annum to other persons, or (iii) any teaming, joint venture, partnership or similar contract or arrangement;

(g) Any sales agency, sales representation, distributorship or franchise agreement relating to the Purchased Assets or the Business;

(h) Any arrangement or other agreement with, including any payments to, a physician;

(i) Any Contract prohibiting Seller (with respect to the Business) from competing with any Person or prohibiting Seller or any Business Employee (other than for the benefit of Seller) from freely engaging in the Business anywhere in the world;

(j) Any Contract wherein Seller (with respect to the Business) agreed to indemnify a customer for damages or losses arising from the customer’s own actions;

(k) Any union or collective bargaining agreement;

(l) Any Contract pursuant to which the Business (A) uses any Intellectual Property of any other Person (other than unmodified, commercially available, off-the-shelf computer software that (1) has a replacement cost per license agreement (for all of the Business’s end users of such software) of less than $100,000 per year or (2) all of such excluded software together has an aggregate replacement cost of $300,000 or less), (B) incorporates any Intellectual Property of any other Person in any of its Products, (C) granted or agreed to grant any other Person the right to use any material Intellectual Property, (D) developed or had developed any material Intellectual Property, or (E) assigned or agreed to assign ownership of any material Intellectual Property;

(m) Any Contract between Seller (in connection with the Business), on the one hand, and any subsidiary, shareholder, director, or officer or Affiliate, or family member of such Affiliate, of the Business or a Seller (in connection with the Business) on the other hand;

(n) Any Contract or option relating to the acquisition or sale by the Business of any material asset or group of assets, or any other ownership interest in, the Business, other than this Agreement; or

(o) Any Contract containing (A) a most-favored-nation, best pricing or other similar term or provision by which another party to such Contract is or could become entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person or (B) a requirement to deal exclusively with or grant exclusive rights or rights of first refusal to any customer, vendor, supplier, distributor, contractor or other party.

3.17 Validity of Assumed Contracts.  Each Assumed Contract is a valid and binding obligation of Seller and, to Seller’s Knowledge, the other parties thereto in accordance with its terms and conditions. To Seller’s Knowledge, neither Seller nor any other party to such a Contract is in material default under or in material violation of such Contract, and there are no disputes with regard to any such Contract. To Seller’s Knowledge, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute, and, except as set forth in Part 3.2(c), neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, a default under or a violation of any Assumed Contract by Seller or any other party to such Assumed Contract or would cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any Purchased Asset, or would require any consent thereunder. Seller has delivered to Buyer a true, complete and accurate copy of each written Contract required to be disclosed in Part 3.16 and a true, complete and accurate description of each oral Contract required to be disclosed in Part 3.16, and none of such Contracts has been modified or amended in any respect, except as reflected in such disclosure to Buyer.

3.18 Customers and Suppliers.

(a) Part 3.18(a) sets forth a true, complete and correct list of Seller’s customers of the Business for the year ended December 31, 2010 to which Seller had sales in an amount in excess of $10,000 in such year, other than Buyer (with respect to whom no representations or warranties are given) and Ethicon Endo-Surgery, Inc. As of the date of this Agreement, the Business has no material pending disputes with any such customer or Ethicon Endo-Surgery, Inc., and to Seller’s Knowledge, no material dispute is threatened by or against any such customer or Ethicon Endo-Surgery, Inc. Seller has not received any written indication from any such customer of Seller to the effect that, and has no reason to believe that, such customer will stop, or decrease the rate of, buying materials, products or services from Seller. No such customer has modified the material terms of (i) any existing Contract or (ii) to Seller’s Knowledge, its business relationship with Seller, and to Seller’s Knowledge, no customer listed in Part 3.18(a) intends to modify the material terms of any existing Contract or business relationship.

(b) Part 3.18(b) sets forth a true, complete and correct list of the five (5) largest suppliers of the Business by volume of purchases (by dollar volume) for the year ended December 31, 2010. As of the date of this Agreement, the Business has no material pending disputes with any such supplier, and to Seller’s Knowledge, no material dispute is threatened by or against any such supplier. Seller has not received any written indication from any such supplier of Seller to the effect that, and has no reason to believe that, such supplier will stop, or decrease the rate of, supplying materials, products or services to Seller. No such supplier has modified the material terms of (i) any existing Contract or (ii) to Seller’s Knowledge, its business relationship with Seller, and to Seller’s Knowledge, no supplier listed in Part 3.18(b) intends to modify the material terms of any existing Contract or business relationship.

3.19 Employees, Consultants and Agents; Compensation.

(a) Seller has provided to Buyer a true, complete and accurate list of the following for each Business Employee: (w) the current rate of compensation (if any) payable to such person, (x) any paid vacation time owing to such person, (y) any incentive or bonus payments (if any) payable to such person, and (z) the date of employment or engagement of each such person. Other than secretarial and office support staff or as set forth in Part 3.19(a), Seller does not engage any other employees or paid consultants whose duties are material to the operation of the Business.

(b) Except as set forth in Part 3.19(b), no Business Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such employee and any other person or entity that in any way adversely affected, affects or may affect (i) the performance of his or her duties as an employee of Seller or, after Closing, of Buyer, or (ii) the ability of Seller or Buyer to conduct the Business. To Seller’s Knowledge, none of the Business Employees intends to terminate his or her employment with Seller.

(c) All payments to agents, consultants and others made by Seller in connection with the Business have been in payment of bona fide fees and commissions and not as bribes or as otherwise illegal or improper payments. All such payments have been made directly to the parties providing the services for which such payments were made, and no such payment has been paid in a manner intended to avoid currency controls or any party’s tax reporting or payment obligations. Seller has properly and accurately reflected on its books and records: (i) all compensation paid to and perquisites provided to or on behalf of the Business Employees, and (ii) all compensation and perquisites that are due and payable to the Business Employees, but which have not been paid or provided at the Closing Date. Such compensation and perquisites have been properly and accurately disclosed in the Financial Statements and other public or private reports, records or filings of Seller, to the extent required by Legal Requirement.

(d) With respect to each Business Employee, (i) Seller hired such Business Employee in compliance with the IRCA; and (ii) Seller has complied with all recordkeeping and other regulatory requirements under IRCA.

3.20 Labor Matters.  Except as set forth in Part 3.20:

(a) Seller is not a party to or bound by any collective bargaining, works council, union representation or similar agreement or arrangement and no collective bargaining agreement is currently being negotiated and no organizing effort is currently being made with respect to Seller’s employees;

(b) There is no labor strike, dispute, slowdown, or stoppage pending or threatened against Seller;

(c) No right of representation exists respecting Business Employees and there exists no unresolved claim of a right of representation respecting Business Employees; and

(d) There is not now pending, or, to Seller’s Knowledge, threatened, nor has there been since January 1, 2005, any charge or complaint against Seller by the National Labor Relations Board, any state or local labor or employment agency or any representative thereof, and the execution or consummation of this Agreement will not result in any such charge or complaint.

3.21 Employee Benefit Matters.

(a) Except as set forth in Part 3.21, no Plan is maintained or contributed to by Seller or by any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Code Section 414 or ERISA Section 4001(a)(14) or 40001(b)) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by either Seller or an ERISA Affiliate, or with respect to which either Seller or any ERISA Affiliate has or may have any liability. True, correct, and complete copies of all documents creating or evidencing any Plan listed in Part 3.21 have been delivered to Buyer.

(b) To the extent applicable, each Plan listed in Part 3.21 in all material respects complies with, has been administered, operated and maintained in compliance with, its terms and in compliance with, and Seller does not have any direct or indirect liability for non-compliance under, ERISA or any other Legal Requirement applicable to any such Plan. To the extent applicable with respect to each Plan listed in Part 3.21, true, correct and complete copies of the most recent Forms 5500 have been delivered to Buyer. Each Plan listed in Part 3.21 that is intended to qualify under Section 401(a) or Section 509(c)(9) of the Code has received a favorable determination letter from the Internal Revenue Service (a copy of which has been provided to Buyer) and related trusts have been determined to be exempt from taxation. To Seller’s Knowledge, nothing has occurred that would cause, and no Action is pending or threatened, which could reasonably be expected to result in the loss of such exemption or qualification.

(c) No Plan listed in Part 3.21 is a multiemployer plan or single-employer plan (as defined in Section 4001 of ERISA) which is subject to Title IV of ERISA, and neither Seller nor any ERISA Affiliate has ever contributed or been obligated to contribute to any such plan.

(d) Neither Seller nor any ERISA Affiliate has terminated a Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA since January 1, 2005, and no “reportable event” (as defined in ERISA) or “prohibited transaction” (as defined in the Code Section 4975 or ERISA Sections 406 or 407 for which a statutory or administrative exemption does not exist) has occurred or is threatened to occur with respect to any Plan listed in Part 3.21.

(e) With respect to any Plan listed in Part 3.21 which is a welfare plan as defined in Section 3(1) of ERISA: (i) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements (and a copy of the ruling letter with respect to any VEBA which is implementing such Plan has been provided to Buyer); (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject either Seller or Buyer to a tax under Code Section 4976(a); and (iii) each such welfare plan complies in all material respects with the applicable requirements of Code Section 4980B(f).

(f) Other than as required by COBRA or as set forth on Part 3.21, Seller does not have any liability or obligation to provide life, medical or other welfare benefits to former or retired employees dedicated to the Business at the time of separation or retirement from the Company.

(g) Full payment has been made of all amounts due under each of the Plans listed in Part 3.21 and to each person employed or formerly employed by Seller that are required under the terms of such Plans, and full payment will be made of all amounts that are required to be so paid through the Closing Date.

(h) All insurance premiums (including premiums to the PBGC) have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans listed in Part 3.21 for policy years or other applicable policy periods ending on or before the Closing Date.

(i) Except as set forth in Part 3.21, the consummation of transactions contemplated by this Agreement will not result in any of the Business Employees becoming entitled to any additional benefits or in any acceleration of the time of payment or vesting of any benefits under any Plan, including a severance benefit.

(j) There is no pending, or to Seller’s Knowledge threatened, Action against or involving any Plan described in Part 3.21 hereof and there is no basis for any such Action, and there are no facts which could give rise to any such Action, other than routine claims for benefits thereunder.

(k) All contributions, expenses and liabilities relating to all of the Plans described in Part 3.21 will be made prior to the Closing Date or will be, on the Closing Date, fully and properly accrued on the books and records of Seller and the Financial Statements reflect all of such liabilities in a manner satisfying the requirements of Financial Accounting Standards 87 and 88.

3.22 Overtime, Back Wages, Vacation and Minimum Wage.  Seller is in compliance in all material respects with all Legal Requirements governing overtime, wages and other payments owed to Business Employees. No Business Employee has given notice to Seller of any claim against Seller (whether under Legal Requirement, any employment agreement or otherwise) on account of or for, and no Governmental Authority has given notice to Seller of any claim against Seller on behalf of any Business Employee, related to (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding current bonus, accruals and amounts accruing under “employee benefit plans,” as defined in Section 3(3) of ERISA) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (d) any violation of any Legal Requirement relating to minimum wages, overtime pay or maximum hours of work. No written or oral commitments or agreements to increase wages or salaries of Business Employees exist. No written or oral commitments or agreements to increase wages or salaries of Business Employees exist.

3.23 Discrimination and Occupational Safety and Health.  Except as set forth in Part 3.23 since January 1, 2005, no person or party (including, but not limited to, Governmental Authority of any kind) has asserted any Action against Seller relating to any Business Employee arising out of any Legal Requirement relating to discrimination in employment, harassment, employment practices (including wrongful termination), family leave, or occupational safety and health standards and no such Action is threatened. Since January 1,

2005, Seller has not received any written notice from any Governmental Authority, or other person or entity, alleging a violation of occupational safety or health standards with respect to the Business. Except as set forth in Part 3.23, there are no pending workers compensation claims involving Seller and any Business Employee. Seller has delivered to Buyer a true, correct and complete list of all workers compensation claims against Seller by any Business Employee made over the five years preceding the Closing Date.

3.24 Insurance Policies.

(a) Set forth in Part 3.24 is a list of all insurance policies and bonds currently in force covering or relating to the properties, operations or personnel of the Business and, with respect to insurance policies covering product liability and similar occurrence based risks, in force at any time since January 1, 2005. Such schedule clearly indicates which of such policies are claims made and which of such policies are occurrence based. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and Seller is not in default with respect to any of its obligations under any of such insurance policies.

(b) Seller has at all times maintained: (i) commercial general and product liability insurance against such risks as are customarily insured against by companies similar to it, and (ii) insurance as required by law or under any agreement to which Seller is or has been a party, including, without limitation, unemployment and workers’ compensation coverage.

3.25 Product and Service Warranties.  Set forth in Part 3.25 are the standard forms of product and service warranties and guarantees offered by Seller with respect to the Products and all other outstanding product and service warranties and guarantees with respect to the Products that are currently outstanding are included in the written contracts of Seller disclosed in Part 3.16 or are disclosed on this Part 3.25. No oral product or service warranties or guarantees with respect to the Products have been made by Seller. No person or party (including, but not limited to, Governmental Authorities of any kind) has asserted any Action against Seller under any Legal Requirement relating to unfair competition, false advertising or other similar claims arising out of warranties, guarantees, specifications, manuals or brochures or other advertising materials used in connection with the Business.

3.26 Product Liability Claims.  Except as described in Part 3.26, since January 1, 2005, Seller has not received notice or information as to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with the design, manufacture, marketing, sale, distribution, servicing or use of any Product. Part 3.26 accurately and completely describes all such claims, together in each case with the date such claim was made, the amount claimed, the disposition or status of such claim (including settlement or judgment amount). Buyer will not incur any losses or expenses for product liability or similar claims with respect to products manufactured or services performed by Seller prior to the Effective Time.

3.27 Environmental Matters.  The operations of the Business materially comply with all Environmental Legal Requirements. Seller has all licenses, permits, authorizations, registrations and other approvals required under any Environmental Legal Requirement and required for the operation of the Business, and has filed applications for all licenses, permits, authorizations, registrations and other approvals to the extent that such applications are required to be applied for with respect to its reasonably anticipated future operations of the Business. Neither Seller nor operations of the Business nor, to Seller’s Knowledge, former operations of the Business, is subject to any written order from or agreement with any Governmental Authority, nor subject to any proceeding, respecting any Environmental Legal Requirement, Environmental Claim or Hazardous Material. Seller has not received any communication in any form from a Governmental Authority or other third party alleging that Seller is not in compliance with any Environmental Legal Requirement or seeking penalties, damages or injunctive relief for past non-compliance. There are no Hazardous Materials or other conditions or circumstances arising from the operation of the Business, or relating to any Hazardous Material or waste disposal or release by Seller that would reasonably be expected to result, either individually or in the aggregate, in an Environmental Claim.

3.28 Foreign Operations and Export Control.  Seller has at all times, in connection with the Business, acted:

(a) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Legal Requirement;

(b) in compliance in all material respects with all applicable foreign Legal Requirement, including without limitation, Legal Requirement relating to foreign investment, foreign exchange control, immigration, employment and taxation;

(c) without notice of violation of and in compliance with all relevant anti-boycott laws, including without limitation, Section 999 of the Code and regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended, including all reporting requirements;

(d) without violation of any export control or sanctions laws, orders or regulations, including without limitation, the Export Administration Regulation administrated by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, as amended, and without violation and in compliance with any required export or re-export licenses or authorizations granted under such laws, regulations or orders; and

(e) without violation of the Foreign Corrupt Practices Act of 1977, as amended.

3.29 Related Party Transactions.  Except as set forth in Part 3.29, none of Seller or any of its Affiliates (a) has, or during the last three fiscal years has had, any direct or indirect interest in, or is, or during the last three fiscal years was, a director, officer or employee of, any person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of Seller or (b) is, or during the last three fiscal years has been, a party to any agreement or transaction with Seller. All transactions between Seller or its Affiliate which relate to the Business were on commercially reasonable and arms-length terms.

3.30 Books and Records and Financial Controls.

(a) True, correct and complete copies of the books of account, bank accounts, and other corporate records of Seller (to the extent primarily relating to or material to the Business) have been made available to Buyer and such books and records have been maintained in accordance with good business practices.

(b) Seller uses reasonable efforts to ensure that, with respect to the Business, (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Seller and maintain accountability for Seller’s assets; (iii) access to Seller’s assets is permitted only in accordance with management’s authorization; (iv) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis; and (v) the methodology for recording inventory has been consistently applied amongst the reporting periods.

3.31 Board Approval and Recommendation.  Seller’s board of directors, or an authorized committee thereof (collectively, “Seller’s Board”), at a meeting duly called and held prior to the date hereof, and not subsequently rescinded or modified in any way, has duly (i) unanimously declared the advisability of and approved this Agreement and the Transition Services Agreement and determined that this Agreement, the Transition Services Agreement and the transactions contemplated hereby and thereby are fair to and in the best interests of Seller, its subsidiaries and its stockholders as a whole and (ii) resolved to recommend that the stockholders of Seller vote in favor of a resolution approving the transactions contemplated herein at the Stockholder Meeting (the “Board Recommendation”). Seller has taken all necessary actions so that the provisions of Section 203 of the DGCL, as amended, will not apply to the transactions contemplated by this Agreement. No other state takeover statute is applicable to the transactions contemplated by this Agreement. Seller does not have any “poison pill” or similar antitakeover device.

3.32 Brokers, Finders and Other Offers.  Except as described in Part 3.32, no finder, broker, agent, or other intermediary, acting on behalf of Seller is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby. Seller is not subject to any letter of intent, agreement, understanding or commitment with any third party (other than Buyer) or its agents or representatives, written or unwritten, regarding any offer, proposal, or indication of interest involving the purchase, sale or transfer of all or a material portion of the Purchased Assets or the Business, and Seller has discontinued any negotiations with and furnishing of information to any such third party or its agents or representatives.

3.33 No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 3, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

4.1 Corporate Power and Existence.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Buyer has all requisite power and authority to own, lease and use its assets and to transact the business in which it is engaged, and holds all authorizations, franchises, licenses and permits required therefore and all such authorizations, franchises, licenses and permits are valid and subsisting. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such license or qualification is required except for jurisdictions where the failure to be so qualified would not have a material adverse effect on Buyer.

(c) Buyer has the corporate power to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. Buyer is not a party to, subject to or bound by any Contract, Legal Requirement or Order which does or would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time, or both) by the execution, delivery or performance by Buyer of this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby.

4.2 Valid and Enforceable Agreement; Authorization; Non-Contravention.  This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Buyer.

4.3 Brokers, Finders.  No finder, broker, agent or other intermediary, acting on behalf of Buyer, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or the Employment Agreements to which Buyer is a party or any of the transactions contemplated hereby or thereby.

4.4 Inspection.  Without prejudice to Buyer’s rights under Section 6.8 and Article 9, Buyer acknowledges that, prior to its execution of this Agreement, (i) it has been afforded access to and the opportunity to inspect or review Seller’s facilities and records relating to the Business, the Assumed Contracts and certain other due diligence materials, and (ii) it is relying only upon Seller’s representations and warranties expressly contained herein and Buyer’s own inspections and investigation in order to satisfy itself as to the condition and suitability of the Business and Purchased Assets, including the amount and nature of the Assumed Liabilities. Buyer agrees that no prior, contemporaneous, or subsequent oral statements, representations, inferences, promises, understandings or course of conduct or dealing may be relied upon unless set forth in writing and signed by authorized agents of each Party.

4.5 Availability of Funds.

(a) On the Closing Date, Buyer will have sufficient funds to pay (i) the aggregate Cash Payment in accordance with Article 2 and to consummate the transactions contemplated by this Agreement and (ii) all fees and expenses required to be paid by Buyer in connection therewith.

(b) Attached hereto as Exhibit 4.5(b) is a true, correct and complete signed copy of the commitment letter(s), dated as of the date hereof, obtained by Buyer providing for financing in respect of the transactions contemplated by this Agreement (the “Commitment Letters”). The Commitment Letters are in full force and effect, are valid and binding obligations of each of the parties thereto and are not subject to any contingencies or conditions that are not set forth in the copies of the Commitment Letters attached hereto as Exhibit 4.5(b). Other than the Commitment Letters, Buyer has not entered into any side letters, contracts, agreements or other arrangements pursuant to which any person has the right to modify or amend the terms of the financing contemplated by the Commitment Letters. The Commitment Letters have not been amended or modified prior to the date hereof and the respective commitments contained in the Commitment Letters have not been reduced, withdrawn or rescinded prior to the date hereof. The Commitment Letters constitute the entire and complete agreement between the parties thereto with respect to the financing contemplated thereby and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under any term or condition of the Commitment Letters, and Buyer has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term or condition of closing to be satisfied pursuant to the Commitment Letters. Buyer or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Commitment Letters to be paid by the date hereof.

ARTICLE 5
COVENANTS NOT TO COMPETE, DISCLOSE OR HIRE

5.1 Covenant Not to Compete.  In consideration of the sale of the Purchased Assets, the assumption of the Assumed Liabilities and the consummation of the transactions contemplated hereby, Seller agrees that it shall not, and shall cause each of its Affiliates not to:

(a) During the five (5) year period from and after the Closing Date (the “Restrictive Period”), directly or indirectly through any entity, as a principal, employee, partner, shareholder, member, officer, director, manager, agent, lender, paid or unpaid consultant or otherwise, compete with, assist in or provide financial resources to any activity which involves the marketing, distribution or sale of devices primarily used for the diagnosis or identification of cancer in human beings anywhere in the United States and anywhere outside the United States where the Business is currently conducted or as of the Closing Date planned to be conducted; provided, however, that the running of such time period shall be tolled during any period of time during which Seller or any of its Affiliates violates this paragraph; provided further, that the foregoing shall not prohibit Seller or any of its Affiliates from owning 3% or less of the outstanding equity securities of any entity whose securities are listed on any national securities exchange; provided further, for the avoidance of doubt, that the foregoing shall not prohibit Seller or any of its Affiliates from engaging in the marketing, distribution or sale of biologics or pharmaceuticals, including radiopharmaceuticals.

(b) Use or disclose to anyone except authorized personnel of the Business and Governmental Authorities pursuant to a Legal Requirement, and shall ensure such receiving authorized personnel are subject to written confidentiality restrictions consistent with the representations and warranties set forth in Section 3.13(g), whether or not for Seller’s benefit or otherwise, any trade secrets or confidential matters primarily concerning or material to the Business, including, without limitation, secrets, customer lists and credit records, employee data, sales representatives and their territories, mailing lists, consultant arrangements, pricing policies, operational methods, marketing plans or strategies, product development and techniques or plans, research and development programs and plans, business acquisition plans, new personnel acquisition plans, designs and design projects, software code, any Business IP (unless previously publicly disclosed in a manner which would not and does not constitute a breach of this

Agreement or any other relevant agreement) and any other research or business information material to Business which Seller currently deems to be confidential (whether or not a trade secret under applicable law); or

(c) Directly or indirectly, during the Restrictive Period, solicit, encourage to leave employment, or hire any person employed by Buyer on the date hereof, any person hired by Buyer prior to termination or expiration of the Transition Services Agreement or any Business Employee (whether or not such Business Employee accepts employment with Buyer or terminates its employment with Buyer) or induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of Buyer to reduce or discontinue its business with Buyer or disclose to anyone else the name and/or requirements of any such customer; provided, however, that the running of such time period shall be tolled during any period of time during which Seller or any of its Affiliates violates this paragraph.

5.2 Enforceability.

(a) Seller hereby acknowledges the broad territorial scope of the covenant contained in Section 5.1, but acknowledges and agrees that the restrictions are reasonable and enforceable in view of, among other things, (i) the narrow range of activities prohibited, (ii) the national and international markets in which the Business operates and in which the products of the Business are sold, (iii) the confidential, proprietary and trade secret information of the Business to which Seller may have had access and (iv) the fact that a business which competes with the Business could greatly benefit if it were to obtain the confidential information of the Business.

(b) Seller acknowledges that the foregoing restrictions are reasonable and agrees that in the event of any breach thereof the harm to Buyer and the Business will be irreparable and without adequate remedy at law and therefore that injunctive relief with respect thereto will be appropriate. In the event that a court of competent jurisdiction determines, in an action brought by or on behalf of Buyer, that any of the foregoing provisions are unenforceable as stated, the parties intend that such restrictions be modified to permit the maximum enforceable restriction on Seller’s and its Affiliates’ competition with the Business.

ARTICLE 6
ADDITIONAL COVENANTS OF THE PARTIES

6.1 Conduct of Business Until Closing.

(a) Except as otherwise provided in this Agreement, from and after the date of this Agreement through the Closing, Seller will: (i) conduct the operations of the Business in the Ordinary Course, (ii) use reasonable best efforts to maintain insurance in such amounts and against such risks and losses as are consistent with past practice and apply all insurance proceeds received with respect to claims made for the Purchased Assets to replace or repair, as applicable, such Purchased Assets and (iii) use reasonable best efforts to: (A) preserve intact the Business’ business organizations, (B) keep available the services of its current officers and the Business Employees, (C) preserve its relationships with customers, creditors and suppliers, (D) maintain its books, accounts and records, (E) in all material respects comply with any applicable Legal Requirements, (F) maintain the property of the Business in substantially the condition currently existing, normal wear and tear excepted, and (G) maintain the Business IP in full force and effect. Nothing contained in this Agreement will give Buyer, directly or indirectly, rights to control or direct the operations of Seller prior to the Closing. Subject to the terms and conditions of this Agreement, through the Closing, Seller will exercise complete control and supervision of the Business. Notwithstanding the foregoing, except as Buyer may otherwise consent to or approve in writing on and after the date hereof and prior to the Closing Date with respect to the Business, Seller agrees not to take any of the following actions on or prior to the Closing:

(i) amend its certificate of incorporation or bylaws (or equivalent governing documents) in any manner which could reasonably be expected to adversely affect the transactions contemplated hereby;

(ii) merge or consolidate with any entity or acquire any interest in any business or entity (whether by purchase of assets, purchase of stock, merger or otherwise) (with respect to Seller, in any manner which could reasonably be expected to adversely affect the transactions contemplated hereby);

(iii) liquidate, dissolve or effect any recapitalization or reorganization in any form;

(iv) sell, lease, license, transfer, encumber or otherwise dispose of any of the Purchased Assets or any interests therein, in each case that are material, individually or in the aggregate, to the Business, other than Permitted Liens or Purchased Assets used, consumed, replaced or sold in the Ordinary Course;

(v) sell, license, abandon or transfer any Business IP;

(vi) create, incur, assume or suffer to exist any new Liens (except Permitted Liens) affecting any of the Purchased Assets;

(vii) change any of the accounting principles or practices used by it in the preparation of the Financial Statements or revalue or reclassify in any material respect any of the Purchased Assets or the Assumed Liabilities, including any reductions in the reserve provisions relating to Inventory or Accounts Receivable, except as required by GAAP;

(viii) change in any material respect its pricing policies or credit practices, the rate or timing of its payment of accounts payable or its collection of accounts receivable or change its earnings accrual rates on Contracts, except as required by GAAP;

(ix) increase the compensation payable or to become payable to, any Business Employee, except increases in compensation as may be required by existing executive and employee compensation plans, mandated by Legal Requirement or consistent with past practices in the Ordinary Course;

(x) (i) change the overall character of the business, operations, activities and practices of the Business in any material way; (ii) enter into, terminate or amend in any material respect any Contract (except to the extent necessary to obtain any consents for transfer contemplated by this Agreement); or (iii) except in the Ordinary Course, sell, lease, or grant any option to sell or lease, give a security interest in or otherwise create any Lien (other than a Permitted Lien) on any of the assets of the Business;

(xi) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Business, other than the payment, discharge or satisfaction, in the Ordinary Course or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements (or the notes thereto), or not required by GAAP to be so reflected or reserved, or waive any material benefits of, or agree to modify any material confidentiality, standstill, non- solicitation or similar agreement relating to the Business to which Seller is a party;

(xii) create or issue or grant any option or other right to subscribe, purchase or redeem any of their securities;

(xiii) enter into any binding agreement or arrangement with the FDA (or any similar regulatory authority), with respect to the Business, which relates to any period or periods after the Effective Time;

(xiv) enter into any binding agreement or arrangement with the IRS (or any similar Tax authority), with respect to the Business, which relates to any period or periods after the Effective Time;

(xv) fail to use their reasonable efforts to comply with all applicable Legal Requirements affecting or relating to the Business; or

(xvi) enter into any agreement (conditional or otherwise) to do any of the foregoing.

6.2 Tax Covenants.

(a) All sales, use, transfer, value added, excise, stamp, documentary, registration, real estate transfer, transaction, real estate gains, and other similar Taxes, if any, incurred in connection with the transactions contemplated by this Agreement shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due.

(b) Subject to and as provided in Section 6.2(a), all Taxes applicable to or payable with respect to with the Business or the Purchased Assets in respect of any taxable periods ending on or before the Effective Time are the responsibility of and shall be paid by Seller. All Taxes that arise out of the operation of the Business or the Purchased Assets attributable to any Taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) shall be apportioned between Buyer and Seller in the following manner: All Taxes that arise out of the operation of Business or the Purchased Assets attributable to that portion of a Straddle Period ending on the Closing Date (the “Pre-Closing Straddle Period”) shall be attributable to Seller, and all Taxes that arise out of the operation of the Business or the Purchased Assets attributable to that portion of a Straddle Period that begins after the Closing Date shall be attributable to Buyer. In the case of any Taxes that arise out of the operation of the Business Purchased Assets for a Straddle Period, the portion of such Taxes that are allocated to the Pre-Closing Straddle Period shall be (x) the amount that would be payable if the relevant Taxable period ended at the end of the Closing Date pursuant to an interim closing of the books in the case of all Taxes (other than the Taxes described in (y) below) and (y) in the case of Taxes not imposed on or measured by net income, gross income, receipts or capital and that cannot be allocated based upon an interim closing of the books, the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the total number of days in that portion of such Taxable period ending at the end of the Closing Date and the denominator of which is the total number of days in such Taxable period.

(c) From and after the Closing Date, to the extent reasonably requested by the other party, and at such party’s expense, Seller and Buyer shall assist and cooperate with the other in the preparation and filing of any Tax Return described in this Section 6.2 and shall assist and cooperate with the other in preparing for any disputes, audits or other litigation relating to Taxes for which the other party is responsible pursuant to this Agreement. Seller and Buyer further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax (including additions thereto or interest and penalties thereon) that could be imposed with respect to the transactions contemplated in this Agreement. Buyer and Seller shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.2. Any Tax audit or other Tax proceeding shall be deemed to be a Third Person claim subject to the procedures set forth in Section 9.5.

(d) Buyer and Seller agree that, pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320, with respect to the filing and furnishing of IRS Forms W-2, W-3, W-4, W-5 and 941. Seller will cooperate with Buyer by supplying Buyer with all relevant wage, withholding and other relevant information with respect to of the Business Employees on a timely basis.

(e) Seller agrees to execute such documents as are necessary in order to transfer and assign to Buyer all state unemployment insurance wage bases and experience and tax rates with regard to the calendar year that includes the Closing Date.

(f) Buyer agrees to cooperate with Seller in the event Seller chooses to undertake a like-kind exchange described in Section 1031 of the Code with respect to any or all of the Purchased Assets, including providing any information and executing any documents or certificates reasonably requested by Seller.

(g) Any Tax refunds that are received by Buyer, and any amounts credited against Tax to which Buyer becomes entitled, on account of the operation of the Business or the Purchased Assets during Tax periods or portions thereof on or before the Effective Time and to which Taxes Seller has indemnified

Buyer pursuant to Section 9.1, shall be for the account of Seller, and Buyer shall tender to Seller any such refund or the amount of any such credit within 30 days after its receipt thereof or entitlement thereto.

(h) Seller shall use its commercially reasonable efforts to obtain a tax status compliance certificate, tax clearance certificate, or similar certificate, if available, from Ohio and all other state Governmental Authorities in which Seller files Tax Returns covering Taxes for which Seller files Tax Returns in such state as identified in Part 3.5(c). If available, such certificates shall be in the form normally and customarily provided by such state Governmental Authority dated no more than sixty (60) days prior to the Closing Date.

6.3 Obligations with Respect to Employees.

(a) Effective as the Effective Time, Seller shall terminate the employment of each Business Employee and shall, effective upon employment with Buyer, release each Transferred Employee (as defined below) from any non-competition obligations owed to Seller to the extent such obligations relate to the Business. Buyer shall offer employment, effective as of the Effective Time and subject to Buyer’s normal employment practices, to each of the Business Employees. Buyer shall have no obligation to employ any Business Employee other than on an “at will” basis. Notwithstanding the preceding sentence, however, Seller shall be responsible for all costs arising on account of periods ending with the Effective Time with respect to all of the Business Employees (including without limitation, all accrued wages, bonus, vacation and sick leave, retirement benefits, insurance and health benefits and other employment costs, and all federal and state withholding, social security and employment taxes payable in connection therewith).

(b) Seller shall indemnify and defend Buyer and its affiliates, subsidiaries, directors, officers, participants, attorneys, employees, consultants and agents, from and against any and all damages, penalties, losses, liabilities, costs or expenses whatsoever (including attorneys’ fees and costs) and claims therefor asserted by any current or former employee of Seller as of the Closing Date or in connection with the operation of the Business prior to the Closing Date to the extent that such claim or liability arises from or as a result of Seller’s ownership of the Business. Buyer shall indemnify, defend and hold Seller harmless from and against all costs and obligations of employment for each of the Business Employees that become employees of Buyer in connection with Closing (the “Transferred Employees”), arising on account of periods beginning with the Effective Time, including, without limitation, consequences of termination after the Effective Time, whether or not such costs and obligations are calculated by reference to duration of employment that may have begun before the Effective Time.

(c) It is the intent of the parties hereto to close this transaction and address all matters relating to the Business Employees in such a manner as to ensure that the Worker Adjustment and Retraining Notification Act, 29 USC § 2102 et seq. (“WARN”) is not invoked. Buyer shall indemnify, defend, and hold harmless Seller from and against any and all Losses (as defined hereinafter), whether direct or indirect, known or unknown, or foreseen or unforeseen, that may be incurred by, or asserted against, any such indemnified party arising out of or relating to Buyer’s or Seller’s failure to comply with WARN with respect to Business Employees in connection with the transactions described in this Agreement.

(d) No provision of this Section 6.3 shall create any third-party beneficiary rights in any Person, including without limitation employees or former employees (including any beneficiary or dependent thereof) of Seller or Buyer, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Plan, and no provision of this Section 6.3 shall create such third-party beneficiary rights in any such Person in respect of any benefits that may be provided, directly or indirectly, under any Plan, including the currently existing Plan. Nothing contained in this Section 6.3 is intended to be or shall be considered to be an amendment of any plan, program, agreement, arrangement or policy of Buyer or any of its Affiliates, nor shall it interfere with Buyer’s or any of its Affiliates’ right to amend, modify or terminate any plan, program or arrangement or to terminate the employment of any employee.

(e) Seller shall retain all responsibilities and obligations for COBRA continuation coverage under the provisions of Section 4980B of the Code and Section 601 of ERISA (and any subsidy in respect of COBRA under the American Recovery and Reinvestment Act of 2009, as amended) for those individuals who (i) as of the Closing Date are currently receiving COBRA continuation coverage from a Plan sponsored by a Seller or an ERISA Affiliate, (ii) are eligible for COBRA continuation coverage from such a Plan as a result of a qualifying event incurred prior to the Closing Date and (iii) are eligible for COBRA continuation coverage due to an employee suffering a loss of employment with Seller in connection with the transactions contemplated hereunder on or after the Closing Date. Seller or an ERISA Affiliate shall have the sole responsibility to maintain a group health plan for the period following the Closing Date which is required in order to enable Seller to comply with its obligations and responsibilities described in this Section 6.3.

(f) During the five year period from and after the Closing Date, Buyer or its Affiliates shall not, directly or indirectly, solicit, encourage to leave employment, or hire any person employed by Seller on the date hereof other than the Business Employees or any person hired by Seller prior to the termination or expiration of the Transition Services Agreement; provided, however, that the running of such time period shall be tolled during any period of time during which a Buyer or any of its Affiliates violates this paragraph. For purposes of this Section 6.3(f), it is expressly agreed that none of GTCR Golder Rauner, LLC, Newstone Capital Partners, L.P., or any of their respective affiliates shall be deemed to be an Affiliate of Buyer.

6.4 Stockholder Meeting; Recommendation; Proxy Material.

(a) Seller shall cause a meeting of its stockholders (the “Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the sale of the Business in accordance with the terms of this Agreement. Seller’s Board shall use its reasonable best efforts to obtain the Stockholder Approval. Seller shall submit this Agreement to its stockholders at the Stockholder Meeting.

(b) Seller’s Board shall not (x) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, its Board Recommendation (the “Seller Withdrawal Recommendation”) or (y) approve or recommend or propose publicly to approve or recommend to any of Seller’s stockholders, or otherwise permit or cause Seller to accept or enter into, an Acquisition Proposal (any action described in this clause (i) being referred to as a “Seller Adverse Recommendation Change”), (ii) neither Seller nor any of its subsidiaries shall approve, recommend, publicly propose or enter into any agreement with respect to an Acquisition Transaction, (iii) neither Seller nor any of its subsidiaries shall release any third party from, or waive any provisions of, any confidentiality and standstill agreement to which Seller is a party.

(c) Seller will use its reasonable best efforts to prepare and file, within ten (10) Business Days of the date hereof, a preliminary Proxy Statement with the SEC and will use its reasonable best efforts to respond to any comments of the SEC and to cause the Proxy Statement to be mailed to Seller’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC. Seller shall give Buyer and its counsel the opportunity to review the Proxy Statement and all amendments and supplements thereto, prior to their being filed with the SEC. Seller will notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between Seller or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Seller will promptly prepare and mail to its stockholders such an amendment or supplement.

(d) None of the information supplied by Seller for inclusion or incorporation by reference in the Proxy Statement or any amendment thereof or supplement thereto will, at the time the Proxy Statement or any amendment thereof or supplement thereto is first mailed to Seller’s stockholders and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will be prepared in accordance with and comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

6.5 Nonsolicitation.

(a) Prior to the earlier of the Closing or the termination of this Agreement, Seller shall not, and shall not authorize or permit any of its Affiliates, directors, officers, employees, agents or representatives (including, without limitation, Platinum-Montaur Life Sciences, LLC), directly or indirectly, to solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Business or Seller or the acquisition of all or substantially all of the assets or capital stock of the Business or Seller (an “Acquisition Transaction”), or negotiate, explore or otherwise engage in discussions with any Person, or enter into any agreement, with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate any of the transactions contemplated by this Agreement.

(b) Seller shall, and shall cause each of its Affiliates, directors, officers, employees, agents or representatives, to immediately cease any solicitations, discussions or negotiations existing on the date of this Agreement with any Person (other than the parties hereto) that has made or indicated an intention to make a proposal in respect of an Acquisition Transaction.

(c) Seller shall advise Buyer in writing within 48 hours of the receipt, directly or indirectly, of any inquires or proposals relating to an Acquisition Transaction and shall promptly furnish to Buyer either a copy of such proposal or a written summary of all of the material terms of such proposal, including the name of the party making such inquiry or proposal.

6.6 Use of Neoprobe Marks; Neoprobe Site.

(a) Seller shall, (i) as soon as practicable after the Closing Date and in any event within six (6) months following the Closing Date, cease to make any use of any of the Neoprobe Marks, including any name or mark confusingly similar thereto both in the United States and outside of the United States. In furtherance thereof, as promptly as practicable but in no event later than six (6) months following the Closing Date, Seller shall remove, strike over or otherwise obliterate all Neoprobe Marks from all materials used in the United States or outside the United States, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

(b) For the one (1) year period commencing on the day after the Closing Date, Buyer shall maintain on the home page of the Neoprobe Site a hyperlink to an alternate URL promoting Seller and its other businesses, which URL shall be determined by Seller in its reasonable discretion, provided that such URL complies with Section 6.6(a) and all other provisions of this Agreement.

6.7 Distribution Rights.

(a) Effective upon Closing, the Distribution Agreement shall automatically terminate and no longer be in effect; provided, however, that the termination of the Distribution Agreement shall not relieve either party of any indemnity obligations arising prior to the Closing Date.

(b) In the event that Seller (or any of its Affiliates) desires to engage a third party to distribute any medical device used in surgical oncology primarily having a diagnostic purpose, including, without limitation, medical devices used for the detection of fluorescence labeled compounds or antibodies (“Other Products”), then (i) for a period of five (5) years following the Closing Date Buyer shall have a right of first refusal to distribute such Other Products on commercially reasonable terms no less favorable to Buyer than the terms offered by an unaffiliated third party, but in no event less favorable to Buyer than the terms set forth in the Distribution Agreement; and thereafter (ii) for a period of an additional seven (7) years Buyer shall have a right of first refusal to distribute such Other Products on commercially reasonable terms no less favorable to Buyer than the terms offered by an unaffiliated third party. Seller shall promptly notify Buyer in writing of its desire to engage a third party to distribute Other Products, summarizing the principal business and economic terms offered by an unaffiliated third party, and Buyer (or any of its Affiliates) shall have a period of thirty (30) days within which it shall have the right to notify Seller of its election to distribute Other Products, including the proposed terms of such distribution. Notwithstanding the foregoing, in the event that Seller is acquired by a third party prior to the expiration of the 12-year period, the provisions of this Section 6.7(b) shall not apply to such acquiror and its Affiliates other than Seller and its Affiliates existing immediately prior to such acquisition.

6.8 Access Pending Closing.  Subject to applicable Law and confidentiality restrictions, Seller shall, at all reasonable times prior to Closing, make the plants, properties, management, books and records of Seller, in respect of the Business and management employees of the Business, available during normal business hours to Buyer, its representatives, financial advisors, consultants, lenders and auditors, and Seller shall, in respect of the Business and employees of the Business, furnish or cause to be furnished to such Persons during such period all such information and data concerning the same as such Persons may reasonably request.

6.9 Books and Records.

(a) The Parties shall cooperate fully with each other after the Closing so that each Party has access, for any proper purpose, to the business records, contracts and other information existing at the Closing Date, insofar as they relate to the Purchased Assets, the Assumed Liabilities or the conduct of the Business prior to the Closing (whether such records are in the possession of Buyer or Seller). The party in possession of any files, books or records existing at the Closing Date, insofar as they relate to the Purchased Assets, the Assumed Liabilities or the conduct of the Business prior to the Closing, shall use its reasonable efforts to not destroy such files, books or records for a period of six (6) years after the Closing Date without giving the other party at least ninety (90) days’ prior written notice, during which time such other party shall have the right (subject to Section 6.9(b)) to examine and to remove any such files, books and records prior to their destruction; provided that, if Seller retains any files, books or records (i) maintained under Seller’s quality management system, (ii) maintained in connection with any submission to, or issued by, the FDA or any similar non-US Governmental Authority, (iii) maintained in connection with any submission under, or issued under, the European Community Medical Device Directive, or (iv) maintained in connection with the Company’s design history files or device master records, in each case to the extent such files, books or records relate to the Products, Seller shall use its reasonable efforts to not destroy such files, books or records without giving the Buyer at least ninety (90) days’ prior written notice, during which time such other party shall have the right (subject to Section 6.9(b)) to examine and to remove any such files, books and records prior to their destruction.

(b) The access to files, books and records contemplated by subsection (a) above shall be during normal business hours and upon not less than two (2) days’ prior written request, shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein, shall only be available if the Party seeking access has a proper purpose, and shall not extend to material subject to a claim of privilege unless expressly waived by the Party entitled to claim such privilege.

6.10 Government and Third Party Consents.  Prior to the Closing, Seller shall give all required notices to third parties and Governmental Authorities and will use its reasonable best efforts to obtain all licenses and permits, consents, waivers, approvals, authorizations, declarations and filings listed on Part 3.2(c) which are required to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, only those licenses and permits, consents, waivers, approvals, authorizations, declarations and filings listed on Schedule 6.10 will be required to be obtained by Seller on or prior to the Closing Date (collectively, the “Required Consents”). Buyer will provide reasonable cooperation with Seller with respect to obtaining the Required Consents; provided that, Buyer will not be obligated to make any payment or expenditure with respect to obtaining the Required Consents. Seller shall cooperate with Buyer in obtaining all licenses and permits, consents, waivers, approvals, authorizations, declarations and filings necessary to operate the Business which will not be a Purchased Asset; provided that, Seller will not be obligated to make any payment or expenditure with respect to obtaining such licenses and permits, consents waivers, approvals authorizations declaration and filings.

6.11 Accounts Receivable.  In the event that any Accounts Receivable, other than any Accounts Receivable payable by Buyer, that were in existence at the Closing Date (or any portion thereof) remain uncollected on the date which is ninety (90) days after the Closing Date, then Buyer may require Seller to repurchase from Buyer such uncollected Accounts Receivable at the face amount thereof. In such case, Buyer shall assign its rights to such uncollected Accounts Receivable to Seller and provide Seller with all records related thereto.

6.12 Press Release.  The Parties agree that no press release or other public statement concerning the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby shall be issued or made without the prior written approval of both Seller and Buyer (which approval shall not be unreasonably withheld), except as required by the rules of any national securities exchange, national securities association or over-the-counter market, foreign or domestic, as applicable, or applicable Law, in which case the Party making such disclosure will first provide to the other Party the text of the proposed disclosure, the reasons such disclosure is required and the time and manner in which the disclosure is intended to be made.

6.13 Cooperation.  On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement. In connection with the Liabilities assumed by Buyer and the Liabilities retained by Seller pursuant to this Agreement, each of the Parties hereto shall, and shall cause their Affiliates and employees to, aid, cooperate with and assist the other Party in their defense of such assumed or retained Liabilities, by, among other things, providing such other Party with full access to pertinent records at such times as such other party or parties may reasonably request. With respect to the assignment, prosecution, and maintenance of Intellectual Property, Seller and Buyer shall reasonably cooperate for the purposes of transferring ownership and the responsibility to administer, prosecute, and maintain the Intellectual Property to Buyer, including but not limited to the furnishing to Buyer within ten (10) days following the Closing Date: (a) a copy of Seller’s attorney docket related to Business IP; and (b) an itemized list, as of Closing Date, of all maintenance fees, issue fees, annuities, prosecution fees, prosecution responses, and any other fee or response due within 180 days following the Closing Date. Seller shall also furnish to Buyer all material computer files, correspondence, and other records relating to the Taxes, renewals, and all other filings and maintenance relating to the Business IP. Seller shall reimburse Buyer for any payments or fees related to the Business IP paid by Buyer after Closing Date to the extent such fees were due on or before Closing.

6.14 Delivery of Monthly Financials.  Until the Closing Date, Seller shall, as promptly as practicable but in no event later than thirty (30) days after the end of each calendar month, prepare and deliver to Buyer any unaudited balance sheet and statements of operations of the Business for such calendar month. Such unaudited statements shall be prepared on a basis consistent with the preparation of the Business Financial Statements.

6.15 Licenses and Permits.  Seller shall use commercially reasonable efforts to cooperate with and assist Buyer and its Affiliates (i) in transferring all transferrable permits, licenses, authorizations or approvals to Buyer or its designated Affiliate to the extent such permits, licenses, authorizations or approvals are not necessary or desirable for Seller after the Closing, and (ii) in obtaining for Buyer or its designated Affiliate, on a post-Closing basis, those permits, licenses, authorizations or approvals as may be necessary to operate and conduct the Business as now conducted or to occupy any premises in which the Business is operated or conducted.

6.16 Update of Seller Disclosure Schedule.  Seller has the right from time to time prior to the Closing to supplement the Seller Disclosure Schedule with respect to any events or conditions arising hereafter which if existing on the date of this Agreement would have been required to be set forth or described in the Seller Disclosure Schedule; provided, however, that no such supplement shall be deemed to modify the representations or warranties made in this Agreement, or be effective to cure any breach of Seller hereunder, with respect to the satisfaction of the closing conditions in Article 7, or with respect to the exercise of any rights to indemnification pursuant to Article 9.

ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of Buyer to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Buyer:

7.1 Accuracy of Representations and Warranties and Performance of Obligations.  All representations and warranties made by Seller in or pursuant to this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty by its terms relates to an earlier date, and except to the extent of any change expressly consented to in writing by Buyer, and Seller shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed or complied with at or prior to the Closing. Seller shall deliver to Buyer at the Closing a certificate of an officer of Seller certifying that the conditions stated in this Section 7.1 have been fulfilled.

7.2 Consents and Approvals.  All filings with Governmental Authorities shall have been made and any necessary authorizations, consents or approvals required from such authorities shall have been obtained and shall be in full force and effect.

7.3 No Litigation or Contrary Judgment.  On the Closing Date there shall exist no valid Order, statute, rule, regulation, executive order, stay, decree, judgment or injunction which prohibits or prevents the consummation of the transactions contemplated by this Agreement.

7.4 No Material Adverse Effect.  There shall not have occurred after the date hereof any event that has had or reasonably would be expected to have a Material Adverse Effect.

7.5 Stockholder Approval. The Stockholder Approval shall have been obtained.

7.6 Deliveries of Seller at Closing.  At Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) one or more applicable bills of sale with respect to the Purchased Assets, in form and substance reasonably acceptable to Buyer and Seller, duly executed by Seller;

(b) an assignment and assumption agreement with respect to the Assumed Liabilities, in form and substance reasonably acceptable to Buyer and Seller, duly executed by Seller;

(c) one or more assignments of the Intellectual Property described in Part 3.13, in form and substance reasonably acceptable to Buyer, duly executed by Seller, together with such other assignment and conveyance documents that Buyer reasonably requests to effectuate the transactions contemplated hereby, together with all files and documents (including with respect to searches, opinions and other analyses) relating thereto;

(d) the Transition Services Agreement, duly executed by Seller;

(e) all Required Consents;

(f) the written release of all Liens (other than Permitted Liens) relating to the Purchased Assets, in form and substance acceptable to Buyer, executed by the holder of or parties to each such Lien;

(g) a certificate of good standing of Seller, dated no more than five Business Days prior to the Closing Date, from the Secretary of State of Delaware;

(h) a copy, certified by the Secretary of Seller to be true, complete and correct as of the Closing Date, of the Certificate of Incorporation, bylaws and resolutions of the shareholders of Seller, authorizing and approving the transactions contemplated hereby;

(i) the certificate required of Seller pursuant to Section 7.1; and

(j) such other customary documents, instruments or certificates as shall be reasonably requested by Buyer and as shall be consistent with the terms of this Agreement.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligation of Seller to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Seller:

8.1 Accuracy of Representations and Warranties and Performance of Obligations.  All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty by its terms relates to an earlier date, and except to the extent of any change consented to by Seller, and Buyer shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed or complied with at or prior to the Closing. Buyer shall deliver to Seller at the Closing a certificate of an officer of Buyer certifying that the conditions stated in this Section 8.1 have been fulfilled.

8.2 Consents and Approvals.  All filings with Governmental Authorities or any other third parties shall have been made and any necessary authorizations, consents or approvals required from such authorities or third parties shall have been obtained and shall be in full force and effect.

8.3 No Litigation or Contrary Judgment.  On the Closing Date there shall exist no valid Order, statute, rule, regulation, executive order, stay, decree, judgment or injunction which prohibits or prevents the consummation of the transactions contemplated by this Agreement.

8.4 Deliveries of Buyer at Closing.  At Closing, Buyer shall deliver to Seller:

(a) by cash or wire transfer, the Cash Payment in immediately available funds in accordance with the wire instructions set forth on Schedule 8.4(a);

(b) an assignment and assumption agreement with respect to the Assumed Liabilities, in form and substance reasonably acceptable to Buyer and Seller, duly executed by Buyer;

(c) one or more assignments of Intellectual Property of Seller, in form and substance acceptable to Buyer, duly executed by Buyer to the extent necessary and warranted;

(d) the Transition Services Agreement, duly executed by Buyer;

(e) certificate of good standing of Buyer, dated no more than five Business Days prior to the Closing Date, from the Secretary of State of Delaware;

(f) the certificate required of Buyer pursuant to Section 8.1; and

(g) such other customary documents, instruments or certificates as shall be reasonably requested by Seller and as shall be consistent with the terms of this Agreement.

ARTICLE 9
INDEMNIFICATION

9.1 Indemnification of Buyer.

(a) Seller shall hold Buyer and its Affiliates, and their respective shareholders, directors, officers, employees, successors, assigns, and agents (the “Buyer Indemnified Persons”), harmless and indemnify each of the Buyer Indemnified Persons from and against any and all claims, losses, damages, liabilities, expenses or costs (but net of any Tax detriment or Tax benefit when and if realized) (“Losses”), plus reasonable attorneys’ fees and expenses incurred in connection with Losses and/or enforcement of this Agreement (collectively, the “Indemnified Losses”) incurred or to be incurred by any of them resulting from or arising out of; (i) any breach or violation of a representation or warranty made by Seller in Article 3 of this Agreement, (ii) any breach, violation or non-fulfillment of a covenant or agreement made by Seller in this Agreement, (iii) the ownership, use or possession of the Excluded Assets, (iv) the

Excluded Liabilities, and (v) fraud or intentional misrepresentation or criminal acts. Seller hereby waives any claim for contribution or indemnity from any of the Transferred Employees with respect to any Indemnified Losses.

(b) In addition to any other indemnification granted herein and notwithstanding the survivability or limits, if any, of any representation contained herein or the absence of any representation herein, Seller agrees to hold the Buyer Indemnified Persons harmless and shall indemnify each of them from and against liabilities of Seller for Taxes or liability, if any, for Taxes of others, including, but not limited to, Seller or any of its Affiliates, or damage or Indemnified Losses payable with respect to Taxes claimed or assessed against Buyer with respect to the Business or the Purchased Assets (i) for any taxable period, or portion thereof, ending on or before the Effective Time (except as otherwise specified in Section 6.2), or (ii) for any taxable period resulting from a breach by Seller of any of the representations or warranties or covenants contained in Sections 3.5 or 6.2 hereof. Seller also agrees to indemnify, defend and hold harmless the Buyer Indemnified Persons from and against any and all Indemnified Losses sustained by Buyer in a taxable period ending after the Effective Time that arises out of the settlement or other resolution (without the consent of Buyer) of a proposed Tax adjustment that relates to a taxable period ending on or before the Effective Time (except as otherwise specified in Section 6.2(a) or 6.2(b)).

(c) With respect to any indemnity payment under this Section 9.1, the parties agree to treat, to the extent permitted by Legal Requirement, all such payments as an adjustment to the consideration paid for the sale and transfer of the Purchased Assets.

9.2 Indemnification of Seller.  Buyer shall hold Seller and its Affiliates, and their respective members, shareholders, directors, managers, officers, employees, successors, assigns, and agents, harmless and indemnify each of them from and against any and all Indemnified Losses incurred or to be incurred by any of them resulting from or arising out of (i) any breach or violation of a representation or warranty made by Buyer in Article 4 of this Agreement, (ii) any breach or violation of a covenant or agreement made by Buyer in this Agreement, (iii) the Assumed Liabilities, or (iv) the operation (including the payment of Taxes attributable to periods after the Effective Time) of the Business after the Effective Time.

9.3 Survival.  The respective representations and warranties made by the parties in Article 3 and Article 4 shall survive the Closing Date but shall expire eighteen (18) months after the Closing Date, unless a claim with respect thereto shall have been made prior to such date against the party or parties responsible for indemnification hereunder (collectively, the “Indemnifying Party”), in which case such representation and warranty shall survive until such claim is resolved in accordance with the terms hereof, except that (i) the representations and warranties under Sections 3.1 (Corporate Existence and Power), 3.2 (Valid and Enforceable Agreement; Authorization; Non-Contravention), 3.10 (Title to Purchased Assets), 4.1 (Corporate Existence and Power) and 4.2 (Valid and Enforceable Agreement; Authorization; Non-Contravention) shall survive indefinitely, (ii) the representations and warranties under Section 3.13 (Intellectual Property) shall survive for a period of five (5) years after the Closing Date, and (iii) the representations and warranties under Sections 3.5 (Taxes) and 3.21 (Employee Benefit Matters) shall survive until 30 days after the expiration of all applicable statutes of limitation, including any suspensions, tollings or extensions thereof (the representations and warranties set forth in this clauses (i) – (iii) collectively, the “Fundamental Reps”). No party shall be entitled to indemnification for breach of any representation and warranty set forth in Article 3 and Article 4 unless a Notice of Claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.

9.4 Notice of Claim; Satisfaction of Claim.  Upon obtaining knowledge of any Indemnified Losses, any person entitled to indemnification under Section 9.1 or 9.2 (the “Injured Party”) shall give written notice to the Indemnifying Party specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted (such written notice being hereinafter referred to as a “Notice of Claim”); provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such Notice of Claim unless, and then only to the extent that, an Indemnifying Party is prejudiced thereby. If the Indemnifying Party disputes such claim of indemnification, it shall notify the Injured Party thereof within thirty (30) days after receipt of the Notice of Claim, whereupon the parties shall meet and attempt in good faith to resolve their differences with respect to such claim or indemnification. If the dispute has not been resolved within thirty (30) days after the parties first meet to attempt such resolution, then either of such parties can bring an Action against the other party to recover such Indemnified Losses in a court of competent jurisdiction. If the Indemnifying Party does not dispute the Injured Party’s claim of indemnification, the Indemnifying Party shall pay the amount of any valid claim within thirty (30) days after receipt of the Injured Party’s Notice of Claim.

9.5 Right to Contest Claims of Third Persons.  If an Injured Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than an indemnified Person hereunder (“Third Person”), the Injured Party shall give a Notice of Claim to the Indemnifying Party promptly after such assertion is actually known to the Injured Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such Notice of Claim unless, and then only to the extent that, an Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Injured Party, and using counsel reasonably satisfactory to the Injured Party, to investigate, secure, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”); provided that the Indemnifying Party notified the Injured Party in writing of its election to indemnify the Injured Party with respect to such Third Person Claim; and provided further that the Indemnifying Party will not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the written consent of the Injured Party (not to be withheld or delayed unreasonably) except that the Indemnifying Party shall be entitled to consent to any judgment and/or enter into any settlement without the consent of the Injured Party if such judgment or settlement requires only the payment of money. For the avoidance of doubt, a claim or challenge asserted by the Internal Revenue Service against an Injured Party shall be considered a Third Person Claim hereunder. The Injured Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. If the Indemnifying Party elects not to defend the Injured Party with respect to such Third Person Claim, the Injured Party shall have the right, at its option, to assume and control defense of the matter. The failure of the Indemnifying Party to respond in writing to the Notice of Claim within thirty (30) days after receipt thereof shall be deemed an election not to defend the same. If the Indemnifying Party does not so acknowledge its obligation to indemnify and assume the defense of any such Third Person Claim, (a) the Injured Party may defend against such claim, in such manner as it may deem appropriate, including, but not limited to, settling such claim, after giving written notice of the same to the Indemnifying Party, on such terms as the Injured Party may deem appropriate; provided that in all cases the Injured Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), except that the Injured Party shall be entitled to consent to any judgment and/or enter into any settlement without the consent of the Indemnifying Party if such judgment or settlement does not require the payment of money and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

9.6 Characterization and Calculation of Indemnity Payments.  Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Legal Requirement, as adjustments to the Purchase Price for all Tax purposes.

9.7 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary set forth in this Agreement, neither Buyer nor Seller shall be entitled to receive any amount in respect of any indemnification claims: (i) unless and until the amount of all Damages incurred or suffered by such Party exceeds $100,000 (the “Basket”) in the aggregate, in which event, the Indemnifying Person shall be obligated to indemnify the Injured Party, and the Injured Party may assert its right to indemnification, to the full extent of all Indemnified Losses, including Indemnified Losses that are less than the Basket, or (ii) in excess of $5,000,000 (the “Cap”) in the aggregate; provided, however, that the Cap shall not apply to breaches of any Fundamental Reps, and neither the Basket nor the Cap shall apply to breaches of (x) any covenant contained in Article 2, Article 5 or Article 6, (y) the indemnification obligations under Section 9.1(b), or (z) or any act of fraud on the part of Seller (collectively, the matters referenced in this proviso are referred to herein as the “Uncapped Indemnification Matters”). Except to the extent indemnifiable pursuant to Section 9.1(b), neither Buyer nor Seller shall be entitled to receive any amount in respect of any indemnification claims resulting from or arising out of any breach or violation of any Fundamental Reps in excess of the Aggregate Consideration.

(b) Except with respect to Uncapped Indemnification Matters, the indemnification obligations in this Article 9 shall terminate on the date that is eighteen (18) months after the Closing Date, unless prior to such date, the Injured Person has notified the Indemnifying Person of an indemnification claim in accordance with Section 9.4 or 9.5 above, in which case, the indemnification obligations in this Article 9 with respect to such claim shall survive until resolution of such indemnification claim.

(c) Payments by an Indemnifying Party pursuant to this Article 9 in respect to any Indemnified Loss shall be reduced by an amount equal to any insurance recoveries that are received by the Injured Party with respect to all or a portion of such Indemnified Loss.

(d) The foregoing indemnification provisions of this Article 9 shall be the exclusive remedy of a Party for breach by the other Party of the representations and warranties in Article 3 or Article 4 above.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing only by:

(i) mutual written consent of Seller and Buyer;

(ii) by Seller or Buyer if the other Party shall have breached any material provisions of this Agreement and shall not have cured such breach within 10 days of receiving notice of such breach by the non-breaching party;

(iii) by Buyer if the Seller Stockholder Meeting has occurred and the Stockholder Approval is not received; or

(iv) by Seller or Buyer, if the Closing shall not have occurred on or before the 90th calendar day after execution of this Agreement (or, if such date is not a Business Day, the next Business Day immediately following such date).

(b) The right to terminate this Agreement under this Section 10.1 shall not be available to any Party whose failure to fulfill any obligation hereunder or other breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

(c) In the event of termination of this Agreement as provided in Section 10.1(a), written notice thereof shall be given to the other Party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 6.12, Article 9, and this Article 10, all of which shall survive termination of this Agreement at any time) and there shall be no liability as a result thereof on the part of any Party hereto or their respective Affiliates, except (i) any liability of Seller as provided in Section 10.1(d), and (ii) that nothing shall relieve any Party from liability for fraud, bad faith or any breach of this Agreement; and provided further that where the Termination Fee (as defined below) is payable, Seller shall have no other liability upon termination except for liability for any willful and material breach prior to, or resulting in, such termination.

(d) In the event that this Agreement is terminated: (i) by Buyer pursuant to Section 10.1(a)(ii) as a result of a breach of any of the covenants set forth in Section 6.4, then Seller shall, on the date of such termination, pay Buyer by wire transfer of immediately available funds to an account designated by Buyer a fee equal to US $1,000,000 (the “Termination Fee”) plus all reasonable out-of-pocket expenses, actually documented and incurred or payable by or on behalf of Buyer in connection with or in anticipation of the transactions contemplated by this Agreement and the Related Agreements (whether before or after the date of this Agreement), including all attorney’s fees, financial advisor’s fees, accountants’ fees and filing fees (“Termination Expenses”); or (ii) by Buyer pursuant to Section 10.1(a)(iii), then Seller shall, on the date of such termination, pay Buyer by wire transfer of immediately available funds to an account designated by Buyer a fee equal to the Termination Expenses only; provided, however, that in no event shall Seller be liable to Buyer for Termination Expenses in excess of US $500,000, in the aggregate.

(e) Buyer and Seller acknowledge and agree that the payment of the Termination Fee and Termination Expenses as contemplated by Section 10.1(d) is reasonable and not excessive in light of the nature of the transactions contemplated by this Agreement. If Buyer has the right to receive the Termination Fee and Termination Expenses pursuant to Section 10.1(d), such Termination Fee and Termination Expenses shall be Buyer’s exclusive remedy for any breach by Seller other than for fraud or bad faith. The Parties acknowledge and agree that the agreements contained in this Section 10.1 are an integral part of the transactions contemplated hereby and that, without these agreements, Buyer would not enter into this Agreement. If Seller fails promptly to pay the Termination Fee and Termination Expenses and, in order to obtain such payment(s), Buyer commences a suit that results in a judgment against Seller for the Termination Fee and Termination Expenses, Seller shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.

10.2 Notice.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) by facsimile, receipt confirmed, (c) on the next Business Day when sent by overnight courier, or (d) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer:

Devicor Medical Products, Inc.
Summit Woods Corporate Center II, 5th Floor
300 E Business Way
Sharonville, Ohio 45241
Attention: Jonathan Salkin
Facsimile: (877) 369-5301

With copies to:

GTCR Golder Rauner, LLC
300 North LaSalle, Suite 5600
Chicago, Illinois 60654
Attention: Constantine S. Mihas
Facsimile: (312) 382-2201

and

Bryan Cave LLP
211 N. Broadway, Suite 3600
St. Louis, Missouri 63102
Attention: C. Brendan Johnson
Facsimile: (314) 552-8438

If to Seller:

Neoprobe Corporation
425 Metro Place North, Suite 300
Dublin, Ohio 43017
Attention: Brent Larson
Facsimile: (614) 793-7520

With a copy to:

Porter, Wright, Morris & Arthur, LLP
41 South High Street, Suite 2800
Columbus, Ohio 43215
Attention: William J. Kelly, Jr.
Facsimile: (614) 227-2100

10.3 Entire Agreement.  This Agreement and the Schedules and Exhibits hereto embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

10.4 Amendment and Modification.  To the extent permitted by applicable Legal Requirement, this Agreement shall be amended, modified or supplemented only by a written agreement between Buyer and Seller.

10.5 Assignment; Binding Agreement.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by Seller (by operation of law or otherwise) without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or by Buyer without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that Buyer (a) shall have the right to transfer and assign its rights, benefits or obligations under this Agreement, in whole or in part, to any of its Affiliates or to any subsequent purchaser of Buyer or of Devicor Medical Products Group, LLC (or of any material portion of their assets (whether such sale is structured as a sale of equity, a sales of assets, a merger or otherwise)), and (b) may assign its rights under this Agreement for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates, and any such lender may exercise all of the rights and remedies of Buyer hereunder, provided that Buyer shall remain liable for all of its obligations hereunder. Buyer shall have the right to direct the transfer or delivery of any portion of the Purchased Assets and/or Assumed Liabilities to any of its Affiliates.

10.6 Counterparts.  This Agreement may be executed in multiple counterparts (including via facsimile or portable document format (PDF)), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.7 Headings; Interpretation.  The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. The term “person” includes any Governmental Authority. Gender-specific references such as “its,” “his,” and “her” shall include all other genders. Each Party hereto has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that any ambiguity herein should not be construed against the draftsman.

10.8 Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.9 Exhibits; Schedules.  All Exhibits and Schedules referred to in this Agreement shall be attached hereto and incorporated by reference herein. Any matter disclosed in this Agreement or in any Schedule with reference to any Section of this Agreement shall be deemed a disclosure in respect to all sections of this Agreement to which such disclosure may apply.

10.10 Expenses.  Seller shall pay all costs and expenses incurred on its behalf in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of their attorneys, accountants, advisors and other representatives, whether in connection with consultation or communication with, or other assistance to, Buyer or its advisors or representatives or otherwise. Buyer shall pay all costs and expenses incurred on its behalf in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its attorneys, accountants and advisors.

10.11 Remedies Cumulative.  All rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Legal Requirement.

10.12 Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Ohio applicable to contracts executed and performed entirely within the state, without reference to its choice of law rules.

10.13 Jurisdiction; Service of Process; Waiver of Jury Trial.  Any action, suit or proceeding arising out of or relating to this Agreement, the Transition Services Agreement or any of the transactions contemplated hereby or thereby (a “Proceeding”) shall be brought exclusively in the Court of Common Pleas of Franklin County, Ohio or of Hamilton County, Ohio (and all Parties consent to the assignment to the Commercial Docket of either such court) or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Ohio, and each of the parties irrevocably submits to the jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding in any other court. The parties agree that any or all of them may file a copy of this Section 10.13 with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding may be served on any party anywhere in the world. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 10.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.14 No Third Party Beneficiaries or Other Rights.  Nothing herein shall grant to or create in any person or entity not a party hereto, or any such person’s or entity’s dependents, heirs, successors or assigns, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

“BUYER”
Devicor Medical Products, Inc.
By: /s/ Jonathan Salkin Name: Jonathan Salkin Title: EVP
“SELLER”
Neoprobe Corporation
By: /s/ Brent L. Larson Name: Brent L. Larson Title: Sr. V.P. & CFO

Signature page to Purchase Agreement

Schedule 1.16

Business Employees

Anthony K. Blair
Shilah N. Griffeth
James G. Lavery
Helen C. Lipp
Douglas L. Rash
John Call

Schedule 1.18

Business Financial Statements

Statement of Net Assets

	12/31/2010	12/31/2009
Assets:
Accounts receivable, net	$1,910,153	$1,337,930
Inventory, net	826,588	618,697
Total current assets	2,736,741	1,956,626
Equipment	1,004,136	979,389
Less: Accumulated depreciation	(889,888)	(825,992)
Total equipment	114,248	153,397
Patents and trademarks	509,886	486,457
Less: Accumulated amortization	(428,613)	(424,479)
Total patents and trademarks	81,273	61,978
Total assets	$2,932,262	$2,172,002
Liabilities:
Accounts payable	$165,581	$310,739
Accrued liabilities	263,108	214,067
Deferred revenue, current portion	554,430	460,369
Total current liabilities	983,119	985,175
Deferred revenue	472,924	234,119
Total liabilities	1,456,043	1,219,294
Total net assets	$1,476,219	$952,708
Net working capital	$1,753,622	$971,451

Statement of Gross Profit

	For the Years Ended
	12/31/2010	12/31/2009
Net sales	$8,912,559	$8,420,154
Service revenue	292,863	273,539
Extended warranty revenue	777,752	724,339
Total revenues	9,983,174	9,418,032
Cost of goods sold	2,928,569	2,895,398
Cost of service	225,222	194,476
Cost of extended warranty	52,918	44,866
Total cost of sales	3,206,709	3,134,740
Gross profit	$6,776,465	$6,283,292

Schedule 1.72

Permitted Liens

None.

Schedule 1.75

Products

Seller Model #	Buyer Model #	Description
1013	NPE14	14mm Collimator
1017	NPR14	14mm Corded Probe
1100	NPB14S	14mm Wireless Probe (straight head)
1101	NPB14A	14mm Wireless Probe (angled head)
1102	NPB11L	Laparoscopic Wireless Probe
1103	NPRF18	High Energy (F18) Probe
1104	NPB09S	9mm Wireless Probe (straight head)
1131	NPBAK	Serial Port Adapter and Software Upgrade Kit for Bluetooth Probes
2009	NPA75	AC Power Cord, N. America
2060	NPAF18	Reusable 14mm High Energy Probe Cord
2010	NPA71	Accessory Case
2021	NPA73	Probe Cable (14mm to 2000)
2024	NPA76	Probe Cable (14mm to 2100, 2200 & 2300)
2044	NPSW301	V3.01 Software and Utilities Kit
2045	NPSW501	V5.01 Software and Utilities Kit
2046	NPSW601	V6.01 Software and Utilities Kit
2200	NPCU2	neo2000 Control Unit, Model 2200 (incl. 2201 Operations Manual)
2300	NPCU3	neo2000 Control Unit, Model 2300 (incl. 2201 Operations Manual)
P405	N/A	Check Source Holder with Software

Schedule 1.89

Seller’s Knowledge

Anthony K. Blair
Rodger A. Brown (solely for purposes of Section 3.15 of the Agreement)
David C. Bupp
Brent L. Larson
Douglas L. Rash

Schedule 2.1(j)

Purchased Assets: Neoprobe Marks

Trademark Name	Jurisdiction	Registration Number	Registration Date	Next Renewal Date
neo2000	U.S.	2,322,304	2/22/2000	2/22/2020
Neoprobe	U.S.	2,316,583	2/8/2000	2/8/2020
Neoprobe	Austria	151,006	1/28/1994	1/28/2014
Neoprobe	Benelux	541,191	8/1/1994	10/22/2013
Neoprobe	France	33,254,994	11/4/2003	11/4/2013
Neoprobe	Germany	2,079,214	9/27/1994	10/31/2013
Neoprobe	Great Britain	1,551,932	8/11/1995	10/26/2020
Neoprobe	Italy	665,552	12/19/1995	11/2/2013
Neoprobe	Malaysia	97,004,602	4/1/1997	4/10/2014
Neoprobe	South Korea	310,007	3/20/1995	3/20/2015
Neoprobe	Spain	1,787,313	5/3/1996	10/29/2013
Neoprobe	Spain	1,787,314	5/3/1996	10/29/2013
Neoprobe	Sweden	259,040	6/17/1994	6/17/2014
Neoprobe	Taiwan	784,400	11/16/1997	11/15/2017
Neoprobe	Taiwan	800,774	4/16/1998	4/15/2018

Schedule 2.1(l)

Purchased Assets: Additional Specific Assets

Description	Location	Asset Tag
Machinery & equipment – Gamma detection devices
100MHz 2 Channel Oscilloscope w/ color display	ELSG – Germany	10843
8K Multichannel Analyzer w/ Maestro-32 Software	ELSG – Germany	10845
Milling Drill and Lathe Machine	John Call residence – Waverly, OH	10765
Electrometer/Multimeter	Neoprobe – Dublin, OH	9013
100MHZ Dig Oscilloscope	Neoprobe – Dublin, OH	9073
Arbitrary Wave Form Generator	Neoprobe – Dublin, OH	9106
Temperature Chamber	Neoprobe – Dublin, OH	9132
Triple Output Power Supply	Neoprobe – Dublin, OH	9147
Tektronix Current Probe System	Neoprobe – Dublin, OH	9374
ENV CHAMBER CONTROLLER	Neoprobe – Dublin, OH	9633
Stereozoom Microscope & Eyepiece	Neoprobe – Dublin, OH	10040
Boom Stand for Stereozoom Microscope	Neoprobe – Dublin, OH	10040A
Torque Wrench/Driver	Neoprobe – Dublin, OH	10193
Multifunction Module	Neoprobe – Dublin, OH	10268
Maxnc Slide, 4th axis and 3 Jaw chuck – Robot	Neoprobe – Dublin, OH	10269
Masterblaster	Neoprobe – Dublin, OH	10291
Function Generator	Neoprobe – Dublin, OH	10325
Logic Analyzer	Neoprobe – Dublin, OH	10326
Counter	Neoprobe – Dublin, OH	10327
LCR Meter	Neoprobe – Dublin, OH	10328
Electrical Safety Analyzer	Neoprobe – Dublin, OH	10330
HAMA H1300N MAGNETIC STIRRER	Neoprobe – Dublin, OH	10371
TEK Digitizing Oscilloscope	Neoprobe – Dublin, OH	10372
TEK Communication Module for Oscilloscope	Neoprobe – Dublin, OH	10372A
JTAG Tech PM3705 Boundary Scan Controller (BST ScanKit)	Neoprobe – Dublin, OH	10432
RF Field Strength Analysis Meter 2.9 GHz	Neoprobe – Dublin, OH	10438
USB JTAG Emulator	Neoprobe – Dublin, OH	10446
7700 Hand Held Led Light Source	Neoprobe – Dublin, OH	10461
MDT Autoclave Deep Chamber (incl. op manual)	Neoprobe – Dublin, OH	10485
Microscope & CCD Camera	Neoprobe – Dublin, OH	10625
8K Multichannel Analyzer with Maestro 32 software	Neoprobe – Dublin, OH	10785
Arbitrary Generator	Neoprobe – Dublin, OH	10811
Arbitrary Generator	Neoprobe – Dublin, OH	10812
Temperature Controller	Neoprobe – Dublin, OH	10850
Easy MCA 8K for FTS 2300	Neoprobe – Dublin, OH	10867
Electrometer	Nortech – Milaca, MN	10041
Electrical Safety Analyzer	Nortech – Milaca, MN	10329
JTAG Tech PM3705 Boundary Scan Controller (BST ScanKit)	Nortech – Milaca, MN	10433
8K Multichannel Analyzer In FTS-4	Redlen – Sidney, BC, Canada	10766
100MHz 2 channel oscilloscope w/color display	Redlen – Sidney, BC, Canada	10768
Production equipment – Gamma detection devices
Die Cutting for Lap Probe Carrying Case	CH Ellis – Indianapolis, IN	10310
Set Charge for Nameplate	CH Ellis – Indianapolis, IN	10310A
Torque Wrench-3/8 Open Head TBIH w/Blue Handle	ELSG – Germany	10200
Multifunction Module Card for 34970A	ELSG – Germany	10847
Multifunction Module Card for 34970A	ELSG – Germany	10848
Multifunction Module Card for 34970A	ELSG – Germany	10851

Description	Location	Asset Tag
MCA 8K CHANNEL	Endicott Interconnect – Saxonburg, PA	10987
Battery Housing Single Cavity Injection mold tooling	Limtech Inc. – Sturtevant, WI	10587
Battery Housing Single Cavity Injection mold tooling – modify	Limtech Inc. – Sturtevant, WI	10587A
Overmold, Keypad – NRE design & build 2 cavity injection mold tooling	Limtech Inc. – Sturtevant, WI	10595
Keypad Substrate – NRE design & build injection mold tooling	Limtech Inc. – Sturtevant, WI	10598
Tooling – Front housing NRE design & build single cavity injection mold 00-11	Limtech Inc. – Sturtevant, WI	10602
Tooling – End Cap NRE Design and Build Cavity injection mold 00-1194	Limtech Inc. – Sturtevant, WI	10603
Battery shield NRE design and build cavity injection mold tooling	Limtech Inc. – Sturtevant, WI	10606
Tooling – Battery Shield Plug Modify	Limtech Inc. – Sturtevant, WI	10621
Tooling Battery housing – Modify tool to Rev D	Limtech Inc. – Sturtevant, WI	10622
Battery End cap-Modify Tool Rev D	Limtech Inc. – Sturtevant, WI	10624
Tooling – Battery Housing Modify tool to Rev E	Limtech Inc. – Sturtevant, WI	10634
Tooling for 14mm External Collimator	Medical Polymers – Spencer, IN	10128
Fabricate New Core Pin: Increase Diameter .008	Medical Polymers – Spencer, IN	10128A
4 grooves to core pin and increase spline height by .004”	Medical Polymers – Spencer, IN	10128B
Labor for Functional Test for neo2000	Nortech – Milaca, MN	9828
Parts for Functional test of neo2000	Nortech – Milaca, MN	9828A
Parts for Functional test for neo2000	Nortech – Milaca, MN	9828B
Parts for Functional test for neo2000	Nortech – Milaca, MN	9828C
Parts for Functional test for neo2000	Nortech – Milaca, MN	9828D
Labor for Functional Test for neo2000	Nortech – Milaca, MN	9828E
Parts for Functional test for neo2000	Nortech – Milaca, MN	9828F
Labor for Functional test for neo2000	Nortech – Milaca, MN	9828G
Labor for Functional test for neo2000	Nortech – Milaca, MN	9828H
Parts for Functional test for neo2000	Nortech – Milaca, MN	9828I
Labor for Functional test for neo2000	Nortech – Milaca, MN	9828I
Parts for Functional test for neo2000	Nortech – Milaca, MN	9828J
Labor for Functional test for neo2000	Nortech – Milaca, MN	9828K
Parts for Functional test for neo2000	Nortech – Milaca, MN	9828L
Labor for Functional test for neo2000	Nortech – Milaca, MN	9828M
Functional test for neo2000	Nortech – Milaca, MN	9848
Accu Spec/Nal Masterboard	Nortech – Milaca, MN	9870
Labor and Engineering for Custom PDM Board for neo2000	Nortech – Milaca, MN	9880
Custom PDM Board for neo2000	Nortech – Milaca, MN	9880A
Custom PDM Board Parts for neo2000	Nortech – Milaca, MN	9880B
PDM Board parts	Nortech – Milaca, MN	9888
Test Fixture-PIM Board	Nortech – Milaca, MN	10137
Tooling-CPU EMI shield	Nortech – Milaca, MN	10141
Tooling-DSP EMI shield	Nortech – Milaca, MN	10142
Die Cutting Tool for console holding	Nortech – Milaca, MN	10176
Multifunction Module FTS 3	Nortech – Milaca, MN	10272
Function/ARB Generator FTS 3	Nortech – Milaca, MN	10273
Digitizing Oscilloscope and Communication Module – FTS 3	Nortech – Milaca, MN	10274
Replacement of Gold Unit Circuit Board	Nortech – Milaca, MN	10280A
Hi-Pot test fixture	Nortech – Milaca, MN	10294
Hi-Pot Test Fixture	Nortech – Milaca, MN	10294A

Description	Location	Asset Tag
Hi Pot Test Fixture	Nortech – Milaca, MN	10294B
Rack Accessories for FTS-3	Nortech – Milaca, MN	10311
Computer Accessories for FTS-3	Nortech – Milaca, MN	10311A
Multifunction Module FTS 3	Nortech – Milaca, MN	10311B
Data Acquisition/Switch Unit FTS 3	Nortech – Milaca, MN	10311C
Tek Rack Mount, Lock Link, Rack Mount FTS 3	Nortech – Milaca, MN	10311D
Power Supply for FTS 3	Nortech – Milaca, MN	10311E
Keyboard and mouse for FTS 3	Nortech – Milaca, MN	10311F
Enlight Chassis w/power supply for FTS 3	Nortech – Milaca, MN	10311G
PCI-GPIB Card for Windows for FTS	Nortech – Milaca, MN	10311H
Cables for FTS 3	Nortech – Milaca, MN	10311I
Parts for the FTS 3	Nortech – Milaca, MN	10311J
Parts for the FTS 3	Nortech – Milaca, MN	10311J
Alloy Aluminum Sheet for FTS 3	Nortech – Milaca, MN	10311L
Parts for FTS 3	Nortech – Milaca, MN	10311M
Parts for FTS 3	Nortech – Milaca, MN	10311N
Parts for FTS 3	Nortech – Milaca, MN	10311O
14mm Probe Fixture	Nortech – Milaca, MN	10313
HP Laserjet Printer 2200DS	Nortech – Milaca, MN	10334
Refurbished Zebra Label Printer	Nortech – Milaca, MN	10349
PCB Tooling & Test Fixtures for neo2000 Production (50% down pmt)	Nortech – Milaca, MN	10373
PCB Tooling & Test Fixtures for neo2000 Production (50% final pmt)	Nortech – Milaca, MN	10373A
Medcoat 2001 Anodize Plating Fixture for 14mm End Cap/Shield	Nortech – Milaca, MN	10430
Tooling & Artwork Charges for 00-0437 Model 2200 GDS EMI Shield	Nortech – Milaca, MN	10431
Assembly Fixtures for model 1100/1101	Nortech – Milaca, MN	10608
Basic Plasma Cleaner	Nortech – Milaca, MN	10610
Bluetooth probe assembly glueing fixtures	Nortech – Milaca, MN	10626
Ortec Easy MCA-8K for FTS 279	Nortech – Milaca, MN	10853
Ortec Easy MCA-8K for FTS 3	Nortech – Milaca, MN	10854
National instruments GPIB-USB-HS	Nortech – Milaca, MN	10855
Fixtures – 00-1071.003 & 00-1174.003 preamp	OEM – Watertown, SD	10895
Tooling – NRE Design Single Cavity	Protomold – Maple Plain, MN	10679
Data Acquisition/Switch Unit	Redlen – Sidney, BC, Canada	10134
20 Channel Armature Multiplexer Module	Redlen – Sidney, BC, Canada	10781
20 Channel Actuator/GP Switch Module	Redlen – Sidney, BC, Canada	10782
Multifunction Module for the 34970A	Redlen – Sidney, BC, Canada	10783
20 MHz Function/Arbitrary Waveform Generator Standard Timebase	Redlen – Sidney, BC, Canada	10784
Pentium D 3.2GHZ EVO Black case	Redlen – Sidney, BC, Canada	10831
Dell 1720 Printer	Redlen – Sidney, BC, Canada	10832
TOOLING FOR CONTROL UNIT neo2000	Scientific Molding Corp – Somerset, WI	9801
Tooling for neo2000	Scientific Molding Corp – Somerset, WI	9801A
Tooling for neo2000	Scientific Molding Corp – Somerset, WI	9825
Tooling Modification for display window	Scientific Molding Corp – Somerset, WI	9894
New front window spacing	Scientific Molding Corp – Somerset, WI	10252
Front Housing Mold Modification	Scientific Molding Corp – Somerset, WI	10252A
Tooling for Front Housing	Scientific Molding Corp – Somerset, WI	10252B
Titanium Bar Horn	Scientific Molding Corp – Somerset, WI	10253
Modify Rear Housing Mold	Scientific Molding Corp – Somerset, WI	10353
NR Tooling	Tech Etch – Plymouth, MA	10453

Description	Location	Asset Tag
NRE Tooling & Test Fixtures	TSE – Arlington, MN	10447
NRE Modify current 2021 & 2024 mold tool (Remove UL & add TUV symbol)	TSE – Arlington, MN	10601
Loaner units – Gamma detection devices
Neo2000 Model 2100 Control Unit & Cable	ELSG – Germany	10189
Neo2000 Model 2100 Control Unit & Cable	ELSG – Germany	10190
Neo2000 Model 2100 Control Unit & Cable	ELSG – Germany	10191
Control Unit, Model 2100	ELSG – Germany	10194
Upgrade Neo2000, Model 2100 with Line Filter	ELSG – Germany	10350
Model 220 NPCU2	ELSG – Germany	10440
Model 2200 NPCU2	ELSG – Germany	10457
Detector Probe, 14mm DWG 0-0008	ELSG – Germany	10474
Detector Probe, 14mm DWG 00-0008	ELSG – Germany	10475
2200 Console	ELSG – Germany	10591
2200 Console	ELSG – Germany	10594
1101 Bluetooth Probe, Angled	ELSG – Germany	10641
1100 Bluetooth Probe, Straight	ELSG – Germany	10642
1100 Bluetooth Probe, Straight	ELSG – Germany	10643
1100 Bluetooth Probe, Straight	ELSG – Germany	10659
1100 Bluetooth Probe, Straight	ELSG – Germany	10660
1100 Bluetooth Probe, Straight	ELSG – Germany	10690
1100 Bluetooth Probe, Straight	ELSG – Germany	10691
1101 Bluetooth Probe, Angled	ELSG – Germany	10692
1100 Wireless Probe, Straight	ELSG – Germany	10713
1100 Wireless Probe, Straight	ELSG – Germany	10714
1017 Dectector Probe, 14mm	ELSG – Germany	10715
1017 Dectector Probe, 14mm	ELSG – Germany	10716
2200 Console	ELSG – Germany	10744
2200 Console	ELSG – Germany	10745
2200 Console	ELSG – Germany	10746
2200 Console	ELSG – Germany	10747
2200 Console	ELSG – Germany	10748
1017 Dectector Probe 14mm	ELSG – Germany	10749
1017 Dectector Probe 14mm	ELSG – Germany	10750
1017 Dectector Probe 14mm	ELSG – Germany	10751
2200 Console	ELSG – Germany	10760
1100 Bluetooth Probe, Straight	ELSG – Germany	10763
Upgrade Neo2000, Model 2100 with Line Filter	ELSG – Germany	10178
GDS Control Unit, NEO2300	ELSG – Germany	10779
14mm Wireless Probe, Straight	ELSG – Germany	10786
Control Unit, neo2200	ELSG – Germany	10788
Control Unit, neo2200	ELSG – Germany	10789
Control Unit, neo2200	ELSG – Germany	10795
14mm Wireless Probe, Angled	ELSG – Germany	10809
1017 Detector Probe, 14mm	ELSG – Germany	10840
1017 Detector Probe, 14mm	ELSG – Germany	10841
1017 Detector Probe, 14mm	ELSG – Germany	10920
Detector Probe, 14mm, 1017	ELSG – Germany	10998
Detector Probe, 14mm, 1017	ELSG – Germany	10999
Detector Probe, 14mm, 1017	ELSG – Germany	11000
Detector Probe, 14mm, 1017	ELSG – Germany	11001
Detector Probe, 14mm, 1017	ELSG – Germany	11002
Neo2000 Control Unit	Nortech – Milaca, MN	10042

Description	Location	Asset Tag
Neo2000 Control Unit	Nortech – Milaca, MN	10043
Neo2000 Control Unit	Nortech – Milaca, MN	10129
Upgrade Control Unit, Model 2100	Nortech – Milaca, MN	10217
Upgrade Neo2000, Model 2100 with Line Filter	Nortech – Milaca, MN	10221
Upgrade Neo2000, Model 2100 with Line Filter	Nortech – Milaca, MN	10350
Model 2100 Control Unit	Nortech – Milaca, MN	10368
Model 2200 NPCU2	Nortech – Milaca, MN	10456
Control Unit, neo 2200	Nortech – Milaca, MN	10491
Control Unit, Model 2000	Nortech – Milaca, MN	10508
Control Unit, Model 2000	Nortech – Milaca, MN	10509
Control Unit, Model 2000	Nortech – Milaca, MN	10512
Control Unit, Model 2000	Nortech – Milaca, MN	10513
Control Unit, Model 2000	Nortech – Milaca, MN	10515
Control Unit, Model 2100	Nortech – Milaca, MN	10517
Control Unit, Model 2000	Nortech – Milaca, MN	10520
Control Unit, Model 2000	Nortech – Milaca, MN	10521
Control Unit, Model 2200	Nortech – Milaca, MN	10524
Neo2200 Control Unit	Nortech – Milaca, MN	10545
2200 Console	Nortech – Milaca, MN	10600
2200 Console	Nortech – Milaca, MN	10627
2200 Console	Nortech – Milaca, MN	10630
1101 Bluetooth Probe, Angled	Nortech – Milaca, MN	10636
1101 Bluetooth Probe, Angled	Nortech – Milaca, MN	10636
2200 Console	Nortech – Milaca, MN	10650
2200 Console	Nortech – Milaca, MN	10651
2200 Console	Nortech – Milaca, MN	10652
1101 Bluetooth Probe, Angled	Nortech – Milaca, MN	10657
1101 Bluetooth Probe, Angled	Nortech – Milaca, MN	10658
1100 Bluetooth Probe, Straight	Nortech – Milaca, MN	10662
1101 Bluetooth Probe, Angled	Nortech – Milaca, MN	10664
1101 Bluetooth angled probe	Nortech – Milaca, MN	10675
1100 Bluetooth Probe, Straight	Nortech – Milaca, MN	10676
1100 Bluetooth Probe, Straight	Nortech – Milaca, MN	10677
1101 Bluetooth Probe, Angled	Nortech – Milaca, MN	10693
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10694
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10697
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10730
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10733
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10734
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10735
1017 Dectector Probe 14mm	Nortech – Milaca, MN	10753
1017 Dectector Probe 14mm	Nortech – Milaca, MN	10755
1017 Dectector Probe 14mm	Nortech – Milaca, MN	10756
2200 Console	Nortech – Milaca, MN	10757
2200 Console	Nortech – Milaca, MN	10759
2200 Console	Nortech – Milaca, MN	10770
1101 Bluetooth Probe, Angled	Nortech – Milaca, MN	10771
14mm Wireless Probe, Angled	Nortech – Milaca, MN	10787
Control Unit, neo2200	Nortech – Milaca, MN	10790
Control Unit, neo2200	Nortech – Milaca, MN	10791
Control Unit, neo2200	Nortech – Milaca, MN	10792
Control Unit, neo2200	Nortech – Milaca, MN	10793

Description	Location	Asset Tag
Control Unit, neo2200	Nortech – Milaca, MN	10794
Control Unit, neo2200	Nortech – Milaca, MN	10796
Control Unit, neo2200	Nortech – Milaca, MN	10797
Control Unit, neo2200	Nortech – Milaca, MN	10798
Detector Probe, 14mm	Nortech – Milaca, MN	10799
14mm Wireless Probe, Straight	Nortech – Milaca, MN	10802
14mm Wireless Probe, Straight	Nortech – Milaca, MN	10807
14mm Wireless Probe, Angled	Nortech – Milaca, MN	10815
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10826
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10827
14mm Wireless Probe, Angled	Nortech – Milaca, MN	10835
14mm Wireless Probe, Angled	Nortech – Milaca, MN	10836
2300 High Energy Probe	Nortech – Milaca, MN	10860
2300 High Energy Probe	Nortech – Milaca, MN	10861
2300 GDS Control Unit	Nortech – Milaca, MN	10863
2300 GDS Control Unit	Nortech – Milaca, MN	10869
2300 GDS Control Unit	Nortech – Milaca, MN	10897
2300 GDS Control Unit	Nortech – Milaca, MN	10898
14mm Wireless Probe, Angled	Nortech – Milaca, MN	10901
14mm Wireless Probe, Angled	Nortech – Milaca, MN	10901
14mm Wireless Probe, Straight	Nortech – Milaca, MN	10907
14mm Wireless Probe, Straight	Nortech – Milaca, MN	10908
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10918
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10919
14mm Wireless Probe, Straight	Nortech – Milaca, MN	10922
14mm Wireless Probe, Straight	Nortech – Milaca, MN	10924
14mm Wireless Probe, Straight	Nortech – Milaca, MN	10925
14mm Wireless Probe, Straight	Nortech – Milaca, MN	10926
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10931
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10932
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10935
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10936
GDS Control Unit, neo2300	Nortech – Milaca, MN	10940
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10951
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10952
Wireless Lap Probe	Nortech – Milaca, MN	10954
Wireless Lap Probe	Nortech – Milaca, MN	10954
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10957
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10958
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10959
1017 Detector Probe, 14mm	Nortech – Milaca, MN	10960
1101 Wireless Probe	Nortech – Milaca, MN	10963
1102 Wireless Lap Probe	Nortech – Milaca, MN	10964
2000 Console	Nortech – Milaca, MN	10965
1017 Probe	Nortech – Milaca, MN	10966
1100 Wireless Probe	Nortech – Milaca, MN	10967
2300 GDS Console	Nortech – Milaca, MN	10971
1017 Detector Probe 14mm	Nortech – Milaca, MN	10972
1017 Detector Probe 14mm	Nortech – Milaca, MN	10972
1017 Detector Probe 14mm	Nortech – Milaca, MN	10972
1017 Detector Probe 14mm	Nortech – Milaca, MN	10972
1017 Detector Probe 14mm	Nortech – Milaca, MN	10972

Description	Location	Asset Tag
1017 Detector Probe 14mm	Nortech – Milaca, MN	10972
1101 Wireless Probe	Nortech – Milaca, MN	10980
Detector Probe, 14mm, 1017	Nortech – Milaca, MN	10980
2300 GDS Control Unit	Nortech – Milaca, MN	10981
Detector Probe, 14mm, 1017	Nortech – Milaca, MN	10981
2300 GDS Control Unit	Nortech – Milaca, MN	10982
Detector Probe, 14mm, 1017	Nortech – Milaca, MN	10982
2300 GDS Control Unit	Nortech – Milaca, MN	10983
Detector Probe, 14mm, 1017	Nortech – Milaca, MN	10983
14mm Wireless Probe, Angled	Nortech – Milaca, MN	10984
Detector Probe, 14mm, 1017	Nortech – Milaca, MN	10984
Control Unit, neo2200	Nortech – Milaca, MN	11005
GDS Control Unit, neo2300	Nortech – Milaca, MN	11006

Schedule 2.2(j)

Excluded Assets

Any rights in or to Seller’s franchise to be a corporation and its charter, and its minute books and other corporate records relating to its corporate existence and capitalization.

Any rights of Seller in, to and under any Contract other than the Assumed Contracts.

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Schedule 2.3(b)

Assumed Contracts

Mutual Confidentiality/Non-Disclosure Agreement, dated March 19, 2007, between Neoprobe Corporation and Bizal Manufacturing, Inc.

Mutual Confidentiality and Nondisclosure Agreement, dated July 17, 2006, between Neoprobe Corporation and CIVCO Medical Instruments Co., Inc.

Confidentiality Agreement, dated April 28, 2009, among Neoprobe Corporation, Endicott Interconnect Technologies, Inc., and II – VI Incorporated

Mutual Confidentiality/Non-Disclosure Agreement, dated September 22, 2009, between Neoprobe Corporation and Endicott Interconnect Technologies, Inc.

Letter Agreement regarding storage of goods, dated March 7, 2001, between Neoprobe Corporation and eV Products — This agreement is a letter amendment to the Supply Agreement which has expired; however, eV continues to warehouse minor amounts of materials consistent with this agreement.

Supply Agreement, dated December 8, 1997, between Neoprobe Corporation and eV Products — This agreement has expired; however, Seller continues to purchase materials from eV’s successor, Endicott Interconnect, which materials are manufactured using confidential information shared during the term of the agreement. Confidentiality provisions of the agreement continue beyond the termination of the agreement.

License Agreement, dated February 9, 2011, between Neoprobe Corporation and Naviscan, Inc.

Amendment to Product Supply Agreement and Consent to Assignment, dated May 11, 2010, between Neoprobe Corporation and Nortech Systems Incorporated

Mutual Confidentiality/Non-Disclosure Agreement, dated April 30, 2008, between Neoprobe Corporation and Redlen Technologies Inc.

Mutual Confidentiality/Non-Disclosure Agreement, dated April 12, 2011, between Neoprobe Corporation and SurgicEye GmbH

Mutual Confidentiality/Non-Disclosure Agreement, dated July 9, 2004, between Neoprobe Corporation and Technical Services for Electronics, Inc.

Repair and Maintenance Services Agreement, dated February 5, 2004, between Neoprobe Corporation and TriVirix International, Inc.

Product Supply Agreement, dated February 5, 2004, between Neoprobe Corporation and TriVirix International

Agreement, dated March 30, 2001, between Neoprobe Corporation and Elektronik Service GmbH

Materials Control Agreement, dated April 19, 2010, between Neoprobe Corporation and TriVirix International, Inc

Non-disclosure agreement, dated November 22, 2000, between Neoprobe Corporation and Elektronik Service GmbH.

Confidentiality Agreement, effective January 4, 2006, by and between Saint-Gobain Ceramics & Plastics, Inc. and Neoprobe Corporation

Distribution Agreement, dated July 6, 2004, as amended March 8, 2006, November 25, 2008 and January 1, 2010, between Neoprobe Corporation and Century Medical, Inc. (“Century Medical”)

Memorandum of Compliance, dated February 7, 2005, between Neoprobe Corporation and Century Medical

Open Purchase Orders

Vendor Name	PO Number	Issue Date	Description	[*]	[*]	[*]
Advanced Sterilization Products	11458	5/21/2010	Material compatibility study, 200 cycles	[*]	[*]	[*]
Advanced Sterilization Products	11652	3/30/2011	Functional Compatibility Testing	[*]	[*]	[*]
CH Ellis Company, Inc.	11639	3/9/2011	Model 2010 Accessory Case w/ Placard	[*]	[*]	[*]
Dancor, Inc.	11671	4/20/2011	Mini CD Manuals	[*]	[*]	[*]
			Mini CD v6.01 Software	[*]	[*]	[*]
						[*]
eV Microelectronics	11450	5/17/2010	14mm Detector Probe Crystal Module, 125531	[*]	[*]	[*]
eV Microelectronics	11451	5/17/2010	Detector, Radiation CZT 8.70mm dia x 4.00mm, 00-0884	[*]	[*]	[*]
Limtech, Inc.	11597	12/20/2010	Front Housing, Bluetooth, 00-1192	[*]	[*]	[*]
			Battery Housing, 00-1193	[*]	[*]	[*]
			Battery Cap, 00-1194	[*]	[*]	[*]
			Keypad Overmold, 00-1196	[*]	[*]	[*]
						[*]
Limtech, Inc.	11634	2/28/2011	00-1193 Housing Battery: Design & execute mod 1	[*]	[*]	[*]
			00-1192: Design & execute modifying runner	[*]	[*]	[*]
			00-1194 Cap: Design & execute modifying gat	[*]	[*]	[*]
						[*]
Medical Polymers	11654	4/4/2011	Model 1013 14mm External Collimator	[*]	[*]	[*]
Nortech Systems, Inc.	11585	12/7/2010	Model 2009 AC Power Cord	[*]	[*]	[*]
Nortech Systems, Inc.	11587	12/7/2010	Model 1017 Assembly, Detector Probe, 14mm	[*]	[*]	[*]
Nortech Systems, Inc.	11589	12/7/2010	Model 1101 Assembly, 14mm Wireless Probe, Angled	[*]	[*]	[*]
			Model 1101 Assembly, 14mm Wireless Probe, Angled	[*]	[*]	[*]
						[*]
Nortech Systems, Inc.	11590	12/7/2010	Model 1100 Assembly, 14mm Wireless Probe, Straight	[*]	[*]	[*]
Nortech Systems, Inc.	11591	12/7/2010	Model 2300 GDS Control Unit	[*]	[*]	[*]
Nortech Systems, Inc.	11657	4/6/2011	Q2 2011 Service PO	[*]	[*]	[*]
Nortech Systems, Inc.	11687	5/17/2011	Glue Fixture for Wireless Probes	[*]	[*]	[*]
Nortech Systems, Inc.	11688	5/23/2011	Model 1104 Assembly, 9mm Wireless Probe, Straight	[*]	[*]	[*]
Novellus Design	11679	4/28/2011	Cutting die to produc 00-1615	[*]	[*]	[*]
OEM Worldwide	11338	3/12/2010	Assembly, Display PCB	[*]	[*]	[*]
OEM Worldwide	11568	11/8/2010	Assembly, Display PCB	[*]	[*]	[*]
OEM Worldwide	11569	11/8/2010	Assembly, GDS PCB	[*]	[*]	[*]

Vendor Name	PO Number	Issue Date	Description	[*]	[*]	[*]
OEM Worldwide	11570	11/8/2010	Assembly, Aux PCB	[*]	[*]	[*]
OEM Worldwide	11582	5/6/2011	Preamp Board Assembly/Shaper PCB	[*]	[*]	[*]
OEM Worldwide	11583	5/6/2011	Assembly, Control PCB	[*]	[*]	[*]
OEM Worldwide	11584	5/6/2011	Switch Board Assembly	[*]	[*]	[*]
OEM Worldwide	11669	4/19/2011	AVX 100uF Tantalum 16v 10%, Negative PPV base	[*]	[*]	[*]
Redlen Technologies	11449	5/17/2010	Detector, Radiation CZT 8.70mm dia x 4.00mm, 00-0884	[*]	[*]	[*]
Redlen Technologies	11650	3/29/2011	NRE – Redlen Module Evaluation System	[*]	[*]	[*]
Redlen Technologies	11653	4/5/2011	6.9mm x 4mm CZT 00-1608	[*]	[*]	[*]
Technical Services for Electronics	11684	5/13/2011	Model 2024 Detector Probe Cable	[*]	[*]	[*]
TUV SUD America	11668	4/18/2011	Semi Annual Factory Inspection	[*]	[*]	[*]
TUV SUD America	11672	4/20/2011	Testing Cost, Alternate Power Supply	[*]	[*]	[*]
			Report Cost, Alternate Power Supply	[*]	[*]	[*]
						[*]

Schedule 2.6(a)

Aggregate Consideration Adjustment: Accounting Principles

Schedule 2.6(a) — Calculation of Net Working Capital as of the Closing Date

Net Working Capital shall be calculated in accordance with the definition included in Article I and Section 2.6(a) of this Agreement, and as further detailed and clarified below.

Current Assets and Current Liabilities to be Included in Net Working Capital

Accounts Receivable

Accounts Receivable will be included in Closing Working Capital, calculated based upon the following accounting principles, policies and procedures:

•	Accounts Receivable — Includes all trade receivables for products sold or services rendered in accordance with historical revenue recognition policies and shall be calculated consistent with the policy applied to the Balance Sheet.
•	Bad Debt Reserve — The reserve will be estimated based on a review and assessment of specific accounts receivable, consistent with the policy applied to the Balance Sheet.

For the avoidance of doubt, accounts receivable will include amounts due from Nortech, which arise due to the sale of material used in the process of manufacturing Neoprobe products.

Inventory

Inventory will be included in Closing Working Capital, calculated based upon the following accounting principles, policies and procedures:

•	Inventory — All components of inventory are valued at the lower of cost (first-in, first-out) or market. Inventory is adjusted to market value when the net realizable value is lower than the carrying cost of inventory. Market value is determined based on recent sales activity and margin achieved. Inventory shall be calculated consistent with the policy applied to the Balance Sheet.
•	Inventory Reserve — The reserve will be calculated based on an estimate of excess and obsolete gamma detection device inventory and materials, consistent with the policy applied to the Balance Sheet.

Trade Accounts Payable

Trade Accounts Payable will be included in Closing Working Capital, calculated based upon the following accounting principles, policies and procedures: Includes all trade payables for products purchased, and shall be calculated consistent with the policy applied to the Balance Sheet.

Nortech Accrued Liabilities

Nortech Accrued Liabilities will be included in Closing Working Capital, calculated based upon the following accounting principles, policies and procedures: Includes amounts due to Nortech for goods received but not yet invoiced, and shall be calculated consistent with the policy applied to the Balance Sheet.

Accrued Warranty Reserve

Accrued warranty reserve will be included in Closing Working Capital, calculated based upon the following accounting principles, policies and procedures: Includes the accrued cost of providing product repair services associated with the standard product warranty, and shall be calculated consistent with the policy applied to the Balance Sheet.

Unearned ESPP Warranty Revenue, Current

Current Unearned ESPP warranty revenue will be included in Closing Working Capital, calculated based upon the following accounting principles, policies and procedures: Includes the deferred revenue associated with the sale of the extended warranty plans, and shall be calculated consistent with the policy applied to the Balance Sheet.

Schedule 2.8

Allocation of Aggregate Consideration

The Aggregate Consideration shall be allocated among the Purchased Assets and covenant not to compete in accordance with the following table. The allocation should be based on the fair market value as set forth in the Closing Balance Sheet, to the extent applicable, or as reasonably determined by Buyer in consultation with Seller.

Asset Class	Class Description
I	[cash and cash equivalents]
II	[actively traded personal property]
III	[mark to market assets]
IV	[stock in trade/inventory]
V	[All other assets]
VI	[Section 197 intangibles, covenant not to compete]
VII	[goodwill and going concern]

Schedule 2.9

Royalty Payments

For purposes of this Schedule 2.9, “Net Revenue” means gross revenue derived from the sale, distribution, licensing or other disposition of the Products, and related warranties, offset by adjustments to reduce revenue for discounts, allowances, rebates and other gross to net reductions, and bad debt expense, as such net revenues are determined by Buyer in accordance with GAAP, applied in a manner consistent with Buyer’s accounting policies and procedures. Without limiting the generality of the foregoing, for purposes of calculating Net Revenues for any Performance Period, only payments received for inclusion in Buyer’s annual year-end audit shall be included within Net Revenues.

The Annual Royalty Amount payable by Buyer for any Performance Period shall be determined in accordance with the following:

Net Revenue for Performance Period (Brackets)	% of Net Revenue Payable as Annual Royalty Amount
Equal to or greater than $21,000,000 but less than $25,000,000	5.00%
Equal to or greater than $25,000,000 but less than $30,000,000	8.75%
Equal to or greater than $30,000,000	20.00%

Percentages of Net Revenues payable are not cumulative, and no Annual Royalty Amount shall be payable to Seller once the aggregate Royalty Amount has been paid. Net Revenues are calculated based on a single Performance Period and will not be aggregated with Net Revenues of any other Performance Period.

Example 1:

Performance Period	Net Revenue	Net Revenue By Bracket	Annual Earn-Out Amount	Annual Earn-Out Amount
Jan. 1 – Dec. 31, 2012	$22,000,000	$22,000,000	5.00%	$1,100,000
Jan. 1 – Dec. 31, 2013	$19,000,000	$19,000,000	0.00%	$0
Jan. 1 – Dec. 31, 2014	$21,000,000	$21,000,000	5.00%	$1,050,000
Jan. 1 – Dec. 31, 2015	$25,500,000	$24,999,999	5.00%	$1,250,000
		$500,001	8.75%	$43,750
Jan. 1 – Dec. 31, 2016	$27,000,000	$24,999,999	5.00%	$1,250,000
		$2,000,001	8.75%	$175,000
Jan. 1 – Dec. 31, 2017	$32,000,000	$24,999,999	5.00%	$1,250,000
		$5,000,001	8.75%	$437,500
		$2,000,000	20.00%	$400,000
			Total	$6,956,250

Schedule 6.10

Required Consents

License Agreement, dated February 9, 2011, between Neoprobe Corporation and Naviscan, Inc.

Repair and Maintenance Services Agreement, dated February 5, 2004, between Neoprobe Corporation and TriVirix International, Inc.

Product Supply Agreement, dated February 5, 2004, between Neoprobe Corporation and TriVirix International

Amendment to Product Supply Agreement and Consent to Assignment, dated May 11, 2010, between Neoprobe Corporation and Nortech Systems Incorporated

Materials Control Agreement, dated April 19, 2010, between Neoprobe Corporation and TriVirix International, Inc.

Agreement, dated March 30, 2001, between Neoprobe Corporation and Elektronik Service GmbH

Non-disclosure agreement, dated November 21, 2000, between Neoprobe Corporation and Elektronik Service GmbH

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Schedule 8.4(a)

Seller Wire Instructions

[*]

Exhibit 1.105

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated May 24, 2011, is entered into between Devicor Medical Products, Inc., a Delaware corporation (“Devicor”) and David C. Bupp (“Stockholder”), a stockholder of Neoprobe Corporation (the “Company”), with respect to the shares of Common Stock, par value $0.001 per share of the Company owned by Stockholder (the “Shares”).

W I T N E S S E T H:

WHEREAS, the Company and Devicor have entered into an Asset Purchase Agreement dated as of the date hereof (as the same may be amended or supplemented, the “Purchase Agreement”) pursuant to which the Company has agreed to sell and assign, and Devicor has agreed to purchase and assume, certain assets and liabilities of the Company and its subsidiaries;

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, Stockholder desires to vote in favor of the approval and adoption of the Purchase Agreement and the transactions contemplated thereby at any annual, special or other meeting or action of the stockholders of the Company, as applicable, or at any adjournment thereof, or pursuant to any consent of the stockholders of the Company, in lieu of a meeting or otherwise; and

WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Purchase Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Voting Agreement. Stockholder agrees to vote all Shares owned by Stockholder, or for which Stockholder otherwise holds voting rights, at any annual, special or other meeting or action of the stockholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of the stockholders of the Company, in lieu of a meeting or otherwise, for the authorization of the sale of the Business pursuant to the terms of the Purchase Agreement. If, after the date hereof, Stockholder acquires beneficial or record ownership of any additional Shares (any such shares, “Additional Shares”), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of the Company or any other equity right of the Company, or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by Stockholder of beneficial ownership of such Additional Shares.

2. Ownership. Stockholder hereby represents and warrants to Devicor that, as of the date of this Agreement, Stockholder owns, directly or indirectly, of record or beneficially, less than 15% of the issued and outstanding capital stock of the Company entitled to vote.

3. Reliance By Devicor. Stockholder understands and acknowledges that Devicor is entering into the Purchase Agreement in reliance upon the execution and delivery of this Agreement by Stockholder.

4. Termination Date. This Agreement and all obligations hereunder shall terminate upon the earlier of (a) the Closing Date and (b) the termination of the Purchase Agreement pursuant to Section 10.1 thereof. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that nothing set forth in this Section 4 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof.

5. Capacity as a Stockholder; Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholder does not make any agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of the Shares, and makes no agreement or understanding in Stockholder’s capacity as a director, officer or employee of the Company or any of its subsidiaries or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, and

(b) nothing herein will be construed to limit or affect any action or inaction by Stockholder serving on the Company board of directors or on the board of directors of any Company subsidiary or as an officer or fiduciary of the Company, any Company subsidiary or any employee benefit plan or trust, acting in such person’s capacity as a director, officer, trustee and/or fiduciary.

6. Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

8. Entire Agreement; No Third Party Beneficiaries. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

9. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10. Assignment. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by the parties hereto without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that Devicor shall have the right to transfer and assign its rights hereunder to any entity which is controlled by Devicor or by the Affiliates of Devicor. No such assignment shall relieve Devicor of any liability or obligation hereunder.

11. Counterparts. This Agreement may be executed in multiple counterparts (including via facsimile or portable document format (PDF)), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without regard to its principles of conflicts of laws.

13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

14. Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any right thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

[Signature Page Follows]

IN WITNESS WHEREOF, Devicor and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

DEVICOR MEDICAL PRODUCTS, INC.

By:	/s/ Jonathan Salkin

Name: Jonathan Salkin
Title: EVP

STOCKHOLDER

/s/ David C. Bupp
Name: David C. Bupp

Exhibit 4.5(b)

EQUITY COMMITMENT LETTER

GTCR FUND IX/A, L.P.
c/o GTCR Golder Rauner II, L.L.C.
300 North LaSalle, Suite 5600
Chicago, Illinois 60654
May 24, 2011

Devicor Medical Products Group LLC
10505 Corporate Drive, Suite 207
Pleasant Prairie, WI, U.S.A. 53158

Ladies and Gentlemen:

This letter agreement sets forth the commitment of GTCR Fund IX/A, L.P., a Delaware limited partnership (“Sponsor”), subject to the terms and conditions contained herein, to purchase certain equity interests of Devicor Medical Products Group LLC, a Delaware limited liability company (“Parent”). It is contemplated that, pursuant to an Asset Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) to be entered into among Neoprobe Corporation, a Delaware corporation (“Seller”) and Devicor Medical Products, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Buyer”), Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller, certain assets related to the Business. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

1.  Commitment.  Sponsor hereby commits, subject to the terms and conditions set forth herein, that, simultaneously with the Closing, it shall purchase, or shall cause the purchase of, subordinated debt and/or equity interests of Parent for an aggregate amount equal to $30 million (the “Commitment”), solely for the purpose of allowing Parent to contribute the Commitment to Devicor Medical Products Holdings, Inc., all of which will then be contributed to Buyer at the Closing, for the purpose of funding, and to the extent necessary to fund, a portion of the aggregate Cash Payment pursuant to the Purchase Agreement, together with related expenses. Sponsor may effect the purchase of the equity interests of Parent directly or indirectly through one or more affiliated entities. The amount of the Commitment to be funded under this letter agreement simultaneously with the Closing may be reduced in an amount specified by Buyer but only to the extent that the Buyer has received substantially similar funding commitment letters from other parties which equal such reduction in the Commitment hereunder. In no event will Sponsor's liability pursuant to this letter agreement exceed the amount of the Commitment.

2.  Conditions.  The Commitment shall be subject to (i) the execution and delivery of the Purchase Agreement by Seller, (ii) the satisfaction or waiver at the Closing (with the consent of Sponsor) of each of the conditions to Buyer's obligations to consummate the transactions contemplated by the Purchase Agreement, and (iii) the contemporaneous consummation of the Closing.

3.  Enforceability.  This letter agreement may only be enforced by Parent at the direction of Sponsor. Buyer's creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement.

4.  No Modification; Entire Agreement.  This letter agreement may not be amended or otherwise modified without the prior written consent of Parent and Sponsor. This letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between Sponsor or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. No transfer of any rights or obligations hereunder shall be permitted without the consent of Parent and Sponsor. Any transfer in violation of the preceding sentence shall be null and void.

5.  Governing Law; Jurisdiction; Venue.  This letter agreement, and all claims and causes of action arising out of, based upon, or related to this letter agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any

Laws other than the Laws of the State of Delaware. Any legal action, suit or proceeding arising out of, based upon or relating to this letter agreement or the transactions contemplated hereby shall be brought solely in any state or federal court within the State of Delaware and any direct appellate court therefrom. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this letter agreement and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this letter agreement in any other court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process as set forth below, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this letter agreement, or the subject mater hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this letter agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 10.2 of the Purchase Agreement.

6.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS LETTER AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

7.  Counterparts.  This letter agreement may be executed by facsimile and in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.  No Third Party Beneficiaries.  This letter agreement shall inure to the benefit of and be binding upon Parent and Sponsor. Nothing in this letter agreement, express or implied, is intended to confer upon any person other than Parent and Sponsor any rights or remedies under, or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this letter agreement or to confer upon any person any rights or remedies against any person other than Sponsor (but only at the direction of Sponsor as contemplated hereby) under or by reason of this letter agreement. Without limiting the foregoing, Buyer's creditors shall have no right to specifically enforce this letter agreement or to cause Parent to enforce this letter agreement.

9.  Termination.  The obligation of Sponsor to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Purchase Agreement in accordance with its terms and (b) the Closing, at which time the obligation will be fulfilled.

10.  No Recourse.  Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that Sponsor may be a partnership or limited liability company, by its acceptance of the benefits of this letter agreement, Parent acknowledges and agrees that no Person other than Sponsor has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, any (i) Sponsor or Parent and (ii) any former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of Sponsor or Parent or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (those persons and entities described in clause (ii) each being referred to as a “Non-Recourse Party”), through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse

Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

* * * * *

(signature page follows)

Sincerely,

GTCR FUND IX/A, L.P.

By:	GTCR Partners IX, L.P.
Its:	General Partner
By:	GTCR Golder Rauner II, L.L.C.
Its:	General Partner
By:	/s/ Constantine S. Mihas
Its:	Principal

Agreed and accepted:
Devicor Medical Products Group LLC

By:	/s/ Thomas D. Daulton

Name: Thomas D. Daulton
Title: Chief Executive Officer